U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          AMENDMENT NO. 3 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               Fishing Buddy, Inc.
                               -------------------
             (Exact name of registrant as specified in its charter)

Nevada                                      7375                     74-3004553
------                                      ----                     ----------
(State or other jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
of incorporation or             Classification Code Number)  Identification No.)
organization)

2870 Warwick Loop, Bismarck, North Dakota                                58504
-----------------------------------------                                -----
(Address of registrant's principal executive offices)               (Zip Code)

                                 (701) 663-3784
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                                  MC Law Group
                          4100 Newport Place, Suite 830
                         Newport Beach, California 92660
                                Fax: 949.250.8656
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                           -------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
  -------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
  -------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=============================== ============= ==================== ===================== ================
       Title of each class         Amount      Proposed maximum       Proposed maximum      Amount of
          of securities            to be        offering price           aggregate        registration
        to be registered         registered        per share           offering price          fee
------------------------------- ------------- -------------------- --------------------- ----------------

Common Stock, $.001 par value    5,700,000           $0.25               $1,425,000          $415.80
=============================== ============= ==================== ===================== ================

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              Preliminary Prospectus
                               Fishing Buddy, Inc.
                              a Nevada corporation

                        5,700,000 Shares of Common Stock

This prospectus relates to 5,700,000 shares of common stock of Fishing Buddy, Inc., which are issued and outstanding shares of our common stock, acquired by the selling security holders. Our common stock is presently not traded on any market or securities exchange. The selling security holders will offer and sell their shares for $0.25 per share.

See "Risk Factors" on pages 5 to 11 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this prospectus is January 9, 2003.
                             Subject to completion.

                                TABLE OF CONTENTS

Prospectus Summary .........................................................4
Risk Factors................................................................5
Forward Looking Statements.................................................11
Use of Proceeds............................................................11
Determination of Offering Price............................................11
Dilution...................................................................11
Selling Security Holders...................................................11
Plan of Distribution.......................................................12
Legal Proceedings..........................................................14
Directors, Executive Officers, Promoters and Control Persons...............14
Security Ownership of Certain Beneficial Owners and Management.............15
Description of Our Securities..............................................15
Interest of Named Experts and Counsel......................................16
Disclosure of Commission Position on Indemnification for Securities
Act Liabilities............................................................16
Organization Within Last Five Years........................................16
Description of Business....................................................17
Management's Discussion and Analysis of Financial Condition and
Results of Operations......................................................24
Description of Property....................................................28
Certain Relationships and Related Transactions.............................28
Market for Common Equity and Related Stockholder Matters...................29
Executive Compensation.....................................................30
Financial Statements.......................................................31
Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure.......................................................48
Legal Matters..............................................................48
Experts....................................................................48
Additional Information.....................................................48
Indemnification of Directors and Officers..................................49
Other Expenses of Issuance and Distribution................................49
Recent Sales of Unregistered Securities....................................50
Exhibits...................................................................51
Undertakings...............................................................51
Signatures.................................................................53

Outside Back Cover Page

Dealer Prospectus Delivery Obligation

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary
------------------


Our business:                      We were incorporated in the State of Nevada
                                   on June 5, 2001. Our principal business
                                   address is 2870 Warwick Loop, Bismarck, North
                                   Dakota 58504. Our telephone number is
                                   701.663.7776.

                                   We hope to be the premier online information source for fishing and hunting reports, articles and tips for outdoor enthusiasts in North Dakota, Montana, South Dakota, Iowa, Wisconsin, Manitoba and Saskatchewan. Our website, www.fishingbuddy.com, currently features fishing reports from lakes and rivers, current weather around the state, message boards for hunters and fishers to post and exchange information, road conditions, relevant news releases, lake maps, and even a "For Sale" board for visitors to post items of interest to other outdoor enthusiasts. Our website also features a subscription-based Club House section that allows our subscribers to exchange hunting or fishing tips with a select group of sports enthusiasts.

                                   We also anticipate serving as a web-based advertising location for small companies or individuals who want to market their fishing or hunting related products or services to an audience of outdoor enthusiasts. Our website currently receives about 19,000 hits per month. Additionally, we plan to extend our information and customer base in the near-term to include other upper Midwestern states. Our goal is to become the full-service website for hunters and anglers for that region.

 Number of shares being offered:   The selling security holders want to sell
                                   5,700,000 shares of our common stock. The selling security holders will offer and sell their shares for $0.25 per share. The offered shares were acquired by the selling security holders in private placement transactions, which were exempt from the registration and prospectus delivery requirements of the
                                   Securities Act of 1933.

Key features of shares             The shares of our common stock being offered
being offered:                     by the selling security holders have the
                                   following key features:

                                   o Pro-rata rights to any dividends paid;
                                   o One vote per share held;
                                   o No cumulative voting rights; and
                                   o No preemption rights.

                                   The selling security holders will offer and sell their shares for $0.25 per share. The shares will not be sold in an underwritten public offering.

Number of shares outstanding:      11,100,000 shares of our common stock are
                                   issued and outstanding. We have no other securities issued.

Estimated use of proceeds:         We will not receive any of the proceeds
                                   from the sale of those shares being
                                   offered.

Summary Financial Information:

The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this prospectus. We have prepared our financial statements contained in this prospectus in accordance with generally accepted accounting principles in the United States. All information should be considered in conjunction with our consolidated financial statements and the notes contained elsewhere in this prospectus.


Income Statement        For the period from June 5, 1997     For the nine month
                       (inception) to September 30, 2002        period ended
                                December 31, 2001

Revenues                            $58,987                        $13,118

Net Income (Loss)                  ($62,958)                       ($8,830)

Net Income (Loss) Per               ($0.01)                        ($0.00)
Share


Balance Sheet                December 31, 2001             September 30, 2002

Total Assets                        $49,930                       $40,856

Total Liabilities                   $61,588                       $63,510

Shareholders' Equity               ($11,658)                     ($20,489)

(Deficit)


                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves a significant and substantial number of risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

Risks related to our business:

We are a new company with losses since our formation and we anticipate that we will lose money in the foreseeable future; therefore, we may not be able to achieve profitable operations.


The business we are currently conducting was begun as a limited liability company on June 5, 1997. The corporation known as Fishing Buddy, Inc. was formed on June 5, 2001. We have a limited operating history. Our net losses from June 5, 1997 to September 30, 2002 were $71,789. We expect to encounter difficulties as an early stage company in the rapidly evolving online commerce. We may not be able to achieve profitable operations. We will also encounter difficulties as an early stage company in the rapidly evolving and highly competitive recreation industry if we are not able to expand our operations and develop additional sources of revenue.


Our website, www.fishingbuddy.com, was launched in 1999 by our predecessor, Fishing Buddy LLC, a North Dakota limited liability company. Our website features a variety of hunting and fishing links and information of interest to outdoor enthusiasts. We also have an exclusive members-only section. Finally, our website offers banner advertising. Even with these activities, we have never achieved profitability and, given the level of planned operating and capital expenditures, we expect to continue to incur additional operating losses for the foreseeable future. Therefore, the revenue and income potential of our business model is unproven.

Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business, specifically the risks inherent in developmental stage companies and companies operating via the Internet. In particular, companies that exclusively operate via the Internet have experienced difficulty in raising financing. Because we anticipate difficulty in raising working capital through financings and we expect to continue to incur significant operating and capital expenditures, we expect significant net losses in the future. We will need to generate revenues to achieve and maintain profitability. We may not be able to achieve profitable operations.

Our management team's experience is limited which could hinder our ability to develop our website, attract users to our website and, ultimately, to raise revenue.

Our management team has limited experience in the development and marketing of websites. They also have limited experience in generating advertising interest. Despite this lack of experience, we believe that we can successfully attract users to our website. However, we cannot guaranty that we will be able to establish sales, marketing and distribution capabilities or arrange with collaborators, licensees or others to perform such activities or that such efforts will be successful.

We have limited insight into trends that may emerge and affect our business because the market for websites featuring fishing and hunting information is new and evolving. We may harm our business by making errors in predicting and reacting to relevant business trends. If we are unable to accurately predict industry trends and relevant expenses, our operating results will suffer and we will continue to experience losses.

We have incurred a net loss since inception and expect to incur net losses for the foreseeable future which raises substantial doubt about our ability to continue as a going concern.


Our net loss from June 5, 1997 to September 30, 2002 was $71,789. Moreover, as of September 30, 2002, we had a negative stockholders' equity of $20,489. Our revenues from June 5, 1997 to September 30, 2002 were $72,105. We expect to incur significant operating and capital expenditures and, as a result, we expect significant net losses for the foreseeable future. We will need to generate revenues to achieve and maintain profitability. We may not be able to generate sufficient revenues to achieve profitable operations. If we are not able to generate sufficient revenues, our ability to continue as a going concern will be jeopardized. Note 8 of the Notes to our Financial Statements explains our auditor's belief that we do not have significant cash or other material assets, nor do we have an established source of revenues sufficient to cover our operating costs over an extended period of time. According to our auditor, these factors raise substantial doubt about our ability to continue as a going concern. If we are not able to pay our operating expenses, we may have to liquidate the company and its assets. We do believe that our officers and directors will assist in the payment of our operating expenses as long as they maintain their stock ownership in us. However, our officers and directors are under no obligation to pay our expenses. We have not formulated a plan of liquidation in the event our officers and directors do not pay our expenses.


If we do not expand the markets within which we offer our services and fail to further develop our website, our business may fail.

Our only current business activity is providing online fishing and hunting reports, articles and tips for outdoor enthusiasts in North Dakota, Montana, South Dakota, Iowa, Wisconsin, Manitoba and Saskatchewan. We do hope to offer our services to other Midwestern states. There is no guaranty we will be able to expand our operations, however. We must expand the markets in which we offer our services and continue to develop our website to facilitate and promote the online experience. We must develop other sources of revenue. Demand and market acceptance for our services is uncertain and may not increase as necessary for our business to increase or succeed. The use of the Internet to access information, particularly by individuals that have historically relied on traditional methods of accessing information, requires the acceptance of a new method of accessing information and exchanging information. We cannot be sure that fishing and hunting enthusiasts will use our services. If either the Internet generally and, in particular, our website, fails to develop or develop more slowly than we expect, we may not generate revenues and our business may fail.

The Internet as an informational medium is relatively new and rapidly evolving, and it is uncertain whether the Internet will achieve and sustain high levels of demand and market acceptance, particularly with respect to the dissemination of information regarding fishing and hunting. Our success will depend to a substantial extent on the willingness of consumers to increase their use of online services as a method to access such information. Our success will depend upon the acceptance of our online service as a significant means to market and sell outdoor products. Moreover, our growth will depend on the extent to which an increasing number of consumers own or have access to personal computers or other systems that can access the Internet. If e-commerce or Internet advertising in the fishing and hunting industry does not achieve high levels of demand and market acceptance, our business may fail.

We have subscribers who have paid for access to the Club House pages of our website. If these subscribers do not continue to use our services, renew their subscriptions, or if they fail to patronize businesses which may advertise on our website, our business will suffer. Moreover, we may not be able to generate revenue from visitors who browse our website because we expect only a small percentage of visitors will pay for membership subscriptions.

Our business will suffer if the market for Internet advertising fails to develop or develops more slowly than we expect.

We anticipate generating revenues from the sale of banner advertising and sponsorship activities. Our ability to generate advertising revenues will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on our website and our ability to achieve and demonstrate user and subscriber demographic characteristics that are attractive to advertisers. Potential advertisers will want to make sure we have sufficient traffic on our website to justify spending advertising dollars on us. Potential advertisers and advertising agencies typically have limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. The widespread adoption of technologies that permit Internet users selectively to block-out unwanted graphics, including advertisements, attached to website pages could also reduce the growth of the Internet as an advertising medium. Therefore, there is no guarantee that our banner advertising services will generate sufficient revenues to allow us to move forward with our business plan.

If we fail to anticipate changes in consumer preferences, we may experience lower site traffic, membership levels and advertising revenues.

Our website must continue to appeal to a specific group of consumers, namely, avid hunters and anglers in North Dakota, Montana, South Dakota, Iowa, Wisconsin, Manitoba and Saskatchewan. We may experience difficulty in predicting preferences with any certainty. For instance, if there is a change in the most popular type of fish or a change in the type of game which hunters seek and we are not able to conform our services to such changes, the popularity of our website could suffer resulting in a reduced ability to earn revenues. Hunting and fishing preferences are subject to rapid change. Our success also depends upon our ability to anticipate and respond in a timely manner to trends in the types and breadth of information that will be of interest to outdoor enthusiasts. For example, if we lose touch with the most popular fishing or hunting areas in North Dakota, Montana, South Dakota, Iowa, Wisconsin, Manitoba or Saskatchewan, potential visitors to our website may seek information from other sources which provide such information. If visitors to our website believe that we do not keep current on recent trends, they could lose confidence in our products and services and seek such products and services elsewhere. If we fail to identify and respond to changes in preferences or if we fail to keep current on popular trends, our membership subscriptions and visits to our website may decline which would likely lead to a decrease in overall revenues, including advertising revenues.

Because hunting and fishing are seasonal activities, our profitability will likely suffer during the colder months and increase during the warmer months.

Traffic on our website may be highly seasonal and in many instances are dependent on weather conditions, which may in turn cause our financial results to vary from quarter to quarter. Specifically, hunting and fishing, along with other outdoor recreational activities are affected by weather changes, periods of drought or severe temperatures, rain and snow, and as well as by seasonal availability of game and fish. We believe that during the colder, winter months of November, December, January and February, there are less individuals engaging in hunting, fishing and related outdoor activities. We believe that such activities are at their peak in the warmer spring and summer months. As such, our operating results will likely suffer during the colder months as there will likely be less visitors to our website. Such seasonality will make it difficult to predict our operating results from one year to the next as the severity of the seasons could vary from one year to the next. Revenue projections will be difficult given the unpredictability of the weather. A particularly harsh winter followed by a particularly hot summer could harm our operating results as less individuals will be engaging in outdoor activities and the need for the type of information we provide could decrease as a result of such harsh conditions. During periods when there is decreased activity on our website, our ability to earn revenues will suffer.

Product liability claims, even if unfounded, may increase our operating costs.

Products which will be sold on our "For Sale" board by third parties as well as products which will be sold by advertisers using our website will include products used in recreational settings, which carry inherent risks including the possibility of serious bodily injury. From time to time we may be named as a defendant in lawsuits asserting product liability claims relating to items sold or advertised on our website by third parties, in particular, hunting accessories and gear, fishing boats and equipment and related outdoor items. To date, none of these lawsuits has had a material effect on us, and we do not believe that any lawsuit now pending could reasonably be expected to have such an effect.

We do not maintain product liability, general liability and excess liability insurance coverage. No assurances can be given that such insurance will be available at an acceptable cost or that such coverage will be sufficient to cover one or more large claims, or that insurers will not successfully disclaim coverage as to any pending or future claim. Liability for a claim for which we are not insured could have a material adverse affect on our operating results.

Our website must successfully compete with other sources of information in order for us to succeed.

The online hunting and fishing information market is intensely competitive and we face direct competition from several government-owned and privately-held online information websites. For example, the North Dakota Fish and Game Department, the North Dakota State Government, the North Dakota Travel and Tourism Board, cities, counties and local chambers of commerce, magazines and associations devoted to outdoor enthusiasts, as well as local North Dakota resorts all have websites featuring similar types of information.

Because technological barriers to entry are extremely low, additional competitors on the Internet may enter our market. As a result, we must provide our users with value added services by creating services that are quality-orientated, innovative and cost-effective. We must also educate prospective users as to the advantage of our services relative to those offered by our competitors. In order to remain competitive, we may need to continue to provide certain services free of charge and we may be unable to generate significant revenue. We will also need to expand our services and develop unique sources of revenue. We will need to constantly update our website and find innovative ways of attracting users to our website. If we cannot compete with other sources of information, our operating results will suffer.

Our internal and hosted network infrastructure could be disrupted, which would harm our ability to operate and interfere with our ability to earn revenue.

We house all of the data stored on our website on equipment that we own or that BTI-Net of Bismarck operates on our behalf. We also have contracted with BTI-Net of Bismarck for hosting services and providing bandwidth. A malfunction, interruption or loss of any of these services could result in damage to or loss of our users' data and interrupt our services. Our revenues could decline and we could lose existing or potential subscribers of our services if they are not able to access their stored data, or if our website does not perform to our users' satisfaction. Moreover, if first-time users are unable to access our website because of interference, they may never return and our reputation will suffer. Any network interruptions or problems with our website could:

o        prevent subscribers from accessing data stored on our website;
o        reduce the number of new users we register;
o        cause subscriber dissatisfaction; or
o        damage our reputation.

A technical failure at BTI-Net of Bismarck or at any other internet service provider we may use may cause our website to be unavailable to Internet users over an extended period. Moreover, an outage may result from a failure of certain storage equipment, technical support provided by a third party supplier, fire, flood, power loss, telecommunications failure, physical and electronic break-ins, earthquakes or other similar events. For example, our primary data center is currently located in North Dakota, a region subject to severe weather. Severe cold could shut down services for an extended period of time. Furthermore, our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Any substantial disruption could completely impair our ability to generate revenues from our website.

We do not presently have a formal disaster recovery plan in effect and do not carry business interruption insurance to compensate us for losses that could occur due to any failures or interruptions in our systems. Furthermore, if the number of users visiting our website continues to increase, we will need to expand and upgrade our website significantly. We may not be able to make timely upgrades to our systems and infrastructure to accommodate increases in the number of users.

The reliability of market data included in this prospectus is uncertain.

Since we are a new company and operate in a new and rapidly changing market, we have included market data from industry publications. The reliability of this data cannot be assured. Market data and information used throughout this prospectus was obtained from internal company surveys and industry publications. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe market data used in this prospectus to be reliable, it has not been independently verified. Similarly, internal company surveys, which we believe to be reliable, have not been verified by any independent sources.

We expect to suffer operating losses and to experience negative cash flow for the foreseeable future; therefore, investors may lose all or part of their investment if our operations continue to result in losses.

We have incurred a net loss since inception and expect to incur net losses for the foreseeable future. Our success depends on developing awareness of our website and the services we provide. We must provide our customers with a quality online experience while investing in systems and technology that will support increased traffic to our website. Accordingly, we intend to increase our marketing and promotional expenditures if we have the necessary funds, make additional payments in connection with strategic relationships and make capital expenditures to develop and maintain the quality of our website and operating systems. Our ability to undertake these expenditures will be significantly hindered if we do not generate revenues or raise additional capital.

Risks related to owning our common stock:

We anticipate that we will need to raise additional capital to expand our operations and our failure to raise additional capital will significantly limit our ability to conduct marketing activities and generate revenues.

To conduct marketing activities and generate revenues, we may be required to raise additional funds. We may not be able to obtain additional financing at commercially reasonable rates. Our failure to obtain additional funds would significantly limit or eliminate our ability to conduct marketing activities. Our failure to obtain additional funds would have a material adverse effect on our ability to continue our business operations and compete in our industry. We anticipate that we may seek additional funding through public or private sales of our securities. That could include equity securities, or through commercial or private financing arrangements. Equity funding in current market conditions will be difficult, especially given the Internet focus of our business. Adequate funds may not be available when needed or on terms acceptable to us. In the event that we are not able to obtain additional funding on a timely basis, we may be required to limit any proposed operations or expansion.

Our ability to raise additional capital through the sale of our stock may be harmed by competing resales of our common stock by the selling security holders.

The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales would make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock. A reduction in the market value of our common stock could lead to the loss by investors of their investment and our inability to raise capital. Either of which could harm our ability to earn revenues.

Our officers, directors and principal security holders own approximately 51.26% of our outstanding shares of common stock, allowing these shareholders control matters requiring approval of our shareholders resulting in a reduced ability or inability of our minority shareholders to influence our business. Such concentrated control may also adversely affect the price of our common stock if our officers, directors and principal security holders decide to sell their stock.

Our directors, officers and principal security holders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 51.26% of our outstanding shares of common stock. Such concentrated control of the company may adversely affect the price of our common stock. Our principal security holders may be able to control matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require shareholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Because we will be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced, which may make it difficult for investors in our common stock to sell their shares.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. An active public market may not develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new services. Factors such as announcements of new or enhanced products or services by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in our sector may have a significant impact on the market price of our shares. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Because we lack a public market for shares of our common stock, the selling security holders will arbitrarily determine the offering price of the shares; therefore, investors may lose all or part of their investment if the price of their shares is too high.

Our common stock is not publicly traded and we do not participate in an electronic quotation medium for securities traded outside the Nasdaq Stock Market. We cannot guaranty that an active public market for our stock will develop or be sustained. The selling security holders will offer and sell their shares for $0.25 per share. Moreover, as of September 30, 2002, our total liabilities were larger than our total assets and the book value of our common stock was a negative $0.01. Accordingly, purchasers may lose all or part of their investments if the price of their shares is too high. A purchase of our stock in this offering would be unsuitable for a person who cannot afford to lose his entire investment.

We are registering 600,000 shares of common stock owned by our officers and directors. Our officers and directors may sell those shares as soon as possible, which could significantly decrease the price of our common stock and reduce their desire to see us succeed.

Our officers and directors may sell those 600,000 shares immediately after they are registered. In the event that our officers and directors sell those shares, the price of our common stock could decrease significantly. Also, a conflict of interest will occur between their duties to us and their personal interest in selling their shares. We cannot assure you that our officers and directors will not sell those shares as soon as they are registered.

Forward Looking Statements
--------------------------

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

Determination of Offering Price
-------------------------------

The selling security holders will offer and sell their shares for $0.25 per share.

Dilution
--------

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
------------------------

The following table sets forth information concerning the selling security holders including:

1. the number of shares owned by each selling security holder prior to this offering;
2. the total number of shares that are to be offered for each selling security holder; and
3. the total number of shares and the percentage of common stock that will be owned by each selling security holder upon completion of the offering.


The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. As of January 9, 2003, we had a total of 38 shareholders. All of our shareholders are registering stock for sale and 35 of those shareholders are registering the entire amount they own for sale. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us. None of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

 -------------------------------- --------------------------------- ---------------------------- ----------------------------------
 Name of Selling Security Holder     Amount of Shares of Common      Amount of Shares of Common    Amount of Shares and the
                                   Stock Owned by Selling Security   stock to be Offered by the  Percentage of Common Stock Owned
                                      Holder Before the Offering        Selling Security Holder   by Selling Security Holder After
                                                                                                     the Offering is Complete
 -------------------------------- --------------------------------- ---------------------------- ----------------------------------
 Kurt Schirado, President,                  2,000,000                          200,000             1,800,000 shares and 15.38%
 Treasurer and a Director
 ----------------------------------------------------------------------------------------------------------------------------------
 Douglas Hermanson, Vice
 President, Secretary and a
 Director                                   2,000,000                          200,000             1,800,000 shares and 15.38%
 ----------------------------------------------------------------------------------------------------------------------------------
 Jason Wright, Director                     2,000,000                          200,000             1,800,000 shares and 15.38%
 ----------------------------------------------------------------------------------------------------------------------------------
 Michael Martin                              350,000                           350,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Brent Geiss                                 350,000                           350,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Daniel Baker                                100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Basilius Blotsky                            100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Franklin Buchholz                           200,000                           200,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Tim Clausnitzer                             100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 James Doll and Cynthia Doll                  50,000                           50,000                           0
 ----------------------------------------------------------------------------------------------------------------------------------
 Troy Ereth                                  100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Kevin Hahne                                 100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Wayne Hoff                                  200,000                           200,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Gary Jablonski                              200,000                           200,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Gregory Kautzman                            100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Gerald Klein                                150,000                           150,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Josh Knoll                                   50,000                           50,000                           0
 ----------------------------------------------------------------------------------------------------------------------------------
 Clay Koenig                                 200,000                           200,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Melvin Lippert                              200,000                           200,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Clayton Marcellais                          100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Deborah McCrory                             100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Dale Miller                                 100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Lawrence Nieters                            150,000                           150,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 John Nixon                                  100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Kristy Noot                                  50,000                           50,000                           0
 ----------------------------------------------------------------------------------------------------------------------------------
 Craig Pankratz                               50,000                           50,000                           0
 ----------------------------------------------------------------------------------------------------------------------------------
 Angelo Randazzo                             200,000                           200,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Chad Renner                                 100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Cynthia Renner                              200,000                           200,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Rodney Roehrich                             100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Dan Saunders                                200,000                           200,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Don Saunders                                200,000                           200,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Wayne Schaf                                 200,000                           200,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Chad Vogel                                  200,000                           200,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Donald Vogel                                100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Glenda Vogel                                100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Krislyn Vogel                               100,000                           100,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------
 Craig Wilhelm                               200,000                           200,000                          0
 ----------------------------------------------------------------------------------------------------------------------------------

Plan of Distribution
--------------------

The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders will offer and sell their shares for $0.25 per share. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
o    privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. The selling security holders may not sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

Executive Officers and Directors. We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could have a material adverse effect on our operations, profits and future development, if suitable replacements are not promptly obtained. We anticipate that we will enter into employment agreements with each of our key executives. However, we have not negotiated the specific terms and conditions of such agreements. We will not enter into employment agreements until, and unless, we begin generating sufficient revenues to justify such agreements. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.

Our directors and principal executive officers are as specified on the following table:

 ======================== =========== =========================================
 Name                         Age     Position
 ------------------------ ----------- -----------------------------------------
 Kurt Schirado                36      President, Treasurer and a Director
 ------------------------ ----------- -----------------------------------------
 Douglas H. Hermanson         40      Vice President, Secretary and a Director
 ------------------------ ----------- -----------------------------------------
 Jason Wright                 28      Director
 ======================== =========== =========================================

Kurt Schirado, 36, has been our President, Treasurer, and one of our Directors since June 8, 2001. Mr. Schirado dedicates approximately 20 hours a week to our business. Mr. Schirado has been employed by the Bank of North Dakota for 10 years as a mail clerk. He is responsible for all incoming and outgoing correspondence from the Bank of North Dakota to the North Dakota State Capitol Building. Mr. Schirado's interest in fishing and hunting has earned him notice in numerous magazines including four national publications, In-Fisherman Walleye Insider, Deer and Deer Hunting, and Midwest Outdoors. Mr. Schirado is also a member of the Professional Walleye Trail with sponsorship from three outdoor companies. Mr. Schirado's lifetime interest in fish and fishing enables him to handle our day-to-day operations. Mr. Schirado is not an officer or director of any reporting company.

Douglas H. Hermanson, 40, has been our Vice President, Secretary, and Director since June 8, 2001. Mr. Hermanson dedicates approximately 20 hours per week to our business. Mr. Hermanson has been employed with BP Amoco Oil Refinery in Mandan, North Dakota for 18 years. As an operations supervisor, Mr. Hermanson is involved in overseeing the day-to-day flow of oil in and out of the refinery. The oil products consist of crude oil and saleable oil. Mr. Hermanson also supervises the maintenance of the refinery equipment. Mr. Hermanson, a lifetime fishing enthusiast, is a member of the Professional Walleye Trail as well as a member of The National Angler Association. Mr. Hermanson works hand in hand with our President to handle all of our day-to-day operations. Mr. Hermanson is also the President of Pro-Pointer, Inc., a company that owns a patented Bottom-Bouncer system for fishermen. Pro-Pointer, Inc., filed a registration statement on Form SB-2 on November 14, 2001. The registration statement is currently pending with the Securities and Exchange Commission. Mr. Hermanson is not an officer or director of any reporting company.

Jason Wright, 28, has been one of our Directors since June 8, 2001. Mr. Wright dedicates approximately 20 hours per week to our business. Mr. Wright has been an Elementary School Teacher with the Bismarck, North Dakota, Public School District for 7 years. Mr. Wright is also a member of the Professional Walleye Trail, which has earned him numerous sponsorships. In addition, Mr. Wright is currently one of Warrior Boats Pro Staff and professionally represents the boats they build. Mr. Wright is not an officer; however, he does manage our website content in that he edits content, organizes articles and inserts news releases and relevant articles. Mr. Wright is not an officer or director of any reporting company.

There is no family relationship between any of our officers or directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------


The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 9, 2003, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

======================= ================================= ===================================== =================================
Title of Class                     Name and Address                Amount and Nature                    Percent of Class
                                 of Beneficial Owner              of Beneficial Owner
----------------------- --------------------------------- ------------------------------------- ---------------------------------
Common Stock            Kurt Schirado                               2,000,000 shares                         17.10%
                        2870 Warwick Loop                    President, Treasurer, Director
                        Bismarck, North Dakota 58504
----------------------- --------------------------------- ------------------------------------- ---------------------------------
Common Stock            Doug Hermanson                              2,000,000 shares                         17.10%
                        2300 9th Ave. SE                  Vice-President, Secretary, Director
                        Mandan, North Dakota 58554
----------------------- --------------------------------- ------------------------------------- ---------------------------------
Common Stock            Jason Wright                                2,000,000 shares                         17.10%
                        4820 Sagebrush Dr.                              Director
                        Bismarck, North Dakota 58504
----------------------- --------------------------------- ------------------------------------- ---------------------------------
Common Stock            All officers and directors                  6,000,000 shares                         51.28%
                        as a group
======================= ================================= ===================================== =================================

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description of Our Securities
-----------------------------


Description of Capital Stock. Our authorized capital stock consists of 25,000,000 shares of $.001 par value common stock, of which 11,100,000 shares are issued and outstanding as of January 9, 2003, and 10,000,000 shares of $.001 par value preferred stock, of which no such shares are issued and outstanding as of January 9, 2003.


Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefor. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Interest of Named Experts and Counsel
-------------------------------------

No expert or our counsel was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
------------------------------------------------------------------------

Article Twelfth of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability:

o for any breach of such officer's or director's duty of loyalty to us or our security holders;
o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
o for any transaction from which such director derived any improper personal benefit.

Accordingly, our officers and directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Articles III and IV of our Bylaws also provide that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

Indemnification Agreements. We will enter into indemnification agreements with each of our executive officers. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization Within Last Five Years
-----------------------------------

Transactions with Promoters. Kurt Schirado, Douglas Hermanson, and Jason Wright were each issued 2,000,000 shares of our common stock in exchange for their services related to our incorporation. Additionally, Brent Geiss and Michael J. Martin were each issued 350,000 shares in exchange for their services related to our incorporation, and Cal Mees and Wade Vogel were each issued 300,000 shares of our common stock in exchange for their services related to our incorporation. However, on or about May 15, 2002, Cal Mees and Wade Vogel mutually agreed with us to cancel the 600,000 shares issued to Mr. Mees and Mr. Vogel as Mr. Mees and Mr. Vogel are unable to provide the agreed upon future services to us. The total number of shares issued to our promoters is 6,700,000. The total value of the services performed by these individuals was approximately $6,700. The specific services provided by those individuals are as follows:

o Kurt Schirado was issued 2,000,000 shares for performing and continuing to perform services related to our marketing efforts. Specifically, Mr. Schirado met with advertisers interested in advertising on our website, communicates and coordinates the website developers and researched potential new website content.
o Douglas Hermanson was issued 2,000,000 shares for his role in assisting our website members with their on-line needs as well as contributing to our ongoing website development. He also assisted us in writing our business plan.
o Jason Wright was issued 2,000,0000 shares of our common stock for his role in coordinating and organizing the articles which we post on our website. He also contributes to website content and is instrumental in assisting us to generate interesting and informational articles.
o Brent Geiss was issued 350,000 shares of our common stock in exchange for his assistance in formatting and developing our website.
o Michael Martin was issued 350,000 shares for his role in the photo gallery section of our website. He assisted, and continues to assist us, in generating photos for our photo gallery.

Description of Business

Our Background. We were incorporated in Nevada on June 5, 2001. In July 2001, we acquired all the ownership interests in Fishing Buddy LLC, a North Dakota limited liability company. Fishing Buddy LLC began operations in 1997. The current website we operate was launched in 1999. We acquired the ownership interests in Fishing Buddy LLC from its founders Dean Mostad and Scott Radig, in exchange for payments totaling $56,000, plus 10% of our gross revenues generated for 2 years from the date of the acquisition. As a condition to our purchase of the ownership interests in Fishing Buddy LLC, Messrs. Radig and Mostad executed non-competition agreements. We also entered into employment agreements with Messrs. Radig and Mostad.

Our Business. We operate a website for anglers and hunters in the upper Midwest. We currently provide an Internet website designed to provide information to fishing and hunting enthusiasts located in the upper Midwest, particularly North Dakota, Montana, South Dakota, Iowa, Wisconsin, Manitoba and Saskatchewan. Our website, www.fishingbuddy.com, receives approximately 19,000 hits per month. We believe that prior to embarking on either a fishing or hunting trip, outdoors enthusiasts are interested in having access to information that will greatly improve the chances of success on that trip. We believe that tips on where the fish or game are located, the current weather forecast and road conditions, and water levels, are important to the average outdoor enthusiast. Our website provides this type of information. We believe that once anglers and hunters start using our website and realize its value, they will return to our website for their outdoor information needs.

Our revenue sources will be threefold (discussed in more detail below):

o We expect to earn revenue through banner advertising (See detailed discussion below);
o We offer the opportunity for users of our website to become Club House Members. As discussed below, this program is still in development.
o Although we do not currently offer products, we hope to someday be able to merchandise fishing related products on a commission basis.

Within the first quarter of 2003, we hope to:

o Secure long-term technical support for our database along with all related services.
o    Expand our website services to include other Midwest states.
o    Increase our support staff as needed.

A more detailed discussion on the associated costs and timetable for such activities is included below.

Our Industry. We believe that outdoor activities such as fishing and hunting have become a priority for people who enjoy spending time with family and friends, want to be close to nature, or those who simply want the relaxation that the outdoors provides. We also believe that hunting and fishing enjoy popularity in states in the upper Midwest, including North Dakota, South Dakota, Minnesota, Wisconsin, Nebraska, Michigan, Iowa, Illinois and Montana. According to the 1996 National Survey of Fishing, Hunting, and Wildlife-Associated Recreation survey, almost 40 million persons nationwide fished and hunted in 1996. They spent $72 billion on food, lodging, transportation, equipment, and other expenses related to fishing and hunting.

We believe that combining the recreational industry with the Internet offers potential for a successful enterprise. We believe that the Internet has become a method of choice for millions of Americans to access information and buy products. In fact, nearly seventy percent of American workers now have access to the Internet at work, compared to less than fifty percent as of one year ago, according to a survey by Wirthlin Worldwide. We believe that people are turning more and more to the Internet as the place to find what they need, anytime they need it, because the Internet provides a relatively easy, inexpensive way to research and gather information.


Our Website. Our website is www.fishingbuddy.com. We are currently working with TAO Interactive to develop and design our website and increase the services we provide. We currently provide fishing-related information on our website. Although the services we currently offer are limited, we hope to expand those services and the quality of services with the assistance of TAO Interactive. We believe our website provides anglers and hunting enthusiasts with access to up-to-date information tailored to the regions of North Dakota, Montana, South Dakota, Iowa, Wisconsin, Manitoba and Saskatchewan. We believe the information we provide increases the overall enjoyment of the outdoors because visitors to our website can use the information to plan outdoor adventures while accounting for weather, road conditions and routes of travel. Because our management team consists of avid anglers and hunting enthusiasts, we believe they are familiar with the intricacies of fishing and hunting and appreciate the value of the right information and equipment. Our website features data primarily focused on lakes, rivers, and hunting locations in North Dakota, Montana, South Dakota, Iowa, Wisconsin, Manitoba and Saskatchewan. As the website is presently configured, anglers and hunters can find the following information related to hunting and fishing:


o        Current Weather
o        Fishing Reports
o        Message Boards
o        Road Conditions
o        News Releases
o        For Sale Board
o        Lake Maps

Our website also currently features Club House memberships and banner advertising. Such services account for the revenue we currently earn. We also believe those services increase the appeal of our website. When we originally purchased the assets of Fishing Buddy LLC, the existing system did not have membership tracking capabilities. We recently updated our services to include tracking capabilities. As a result, we currently have the capacity to determine annual renewals of memberships.

         Club House Memberships: This subscription-based feature of our website allows paying subscribers to share more accurate and up-to-date reports. Club House subscribers have the option of posting reports visible to the general public or visible only to other Club House members. We believe that some anglers and hunters are somewhat hesitant about sharing their hottest tips with the general public, but Club House members seem more willing to share their best information among a select group of the most serious sportsmen. Our Basic Membership includes one year of access to the password protected Club House area of Fishing Buddy open only to Club House subscribers for $14.95. Our Regular Club House Membership includes one year of access to the password protected Club House area, plus a discounted price on various merchandise. Regular Memberships are $19.95 plus $5.00 for shipping, handling, account setup, and sales tax. Members of the Club House have access to the following:

                  Fish Stocking Reports. We post the actual database from various Game and Fish Departments which contain all the fish stockings. Users can search by lake, species, county, and year.

                  Trade or Share a Trip. Members can trade a trip in their area for a trip with another Club House member.

                  Monthly Prize Packages. Each month we give out a prize package worth over $20 based on a random drawing. Members become eligible for the drawing by submitting their personal fishing or hunting reports.

                  Articles, Tips, & Tricks. The "Live-Well" section helps Club House members learn helpful tips and information from some of the most knowledgeable outdoorsmen in the region. For example, recent articles have featured topics such as a description of the Missouri River System and information provided by an up-and-coming professional walleye fisherman. Another writer, a full-time, professional outdoorsman in the Devils Lake region, has contributed information, articles, and stories on both hunting and fishing.

                  Lake Maps. We have lake maps for over 200 lakes in North Dakota along- most with depth contours. These maps can be printed off our website and taken along on trips.

                  Personalized on-line hunting and fishing logs. We save each report submitted by a Club House member. Members can use the Club House as their own outdoor logbook or diary for later reference.

     Banner Advertising: Advertising is another potential source of revenue. We offer advertising at the following rates:



 Front Page Banner                                              $250 per month
 Approximately 500,000 exposures per year.
 ------------------------------------------------------------------------------
 Devils Lake Reports Banner $75 per month Approximately 100,000 exposures per year.
 ------------------------------------------------------------------------------
 Banners on other Report Pages                                  $50 per month
 25,000 - 75,000 exposures per year
 ------------------------------------------------------------------------------
 Other Pages - Banner Ads                                       $25 per month
 15,000 - 25,000 exposures per year
 ------------------------------------------------------------------------------
 Shop Rates                                                     $50 per hour

We intend to provide clients with an environment where they can effectively advertise their products or services. Advertising on our website will occur much in the same fashion as the industry standard as it relates to banner and website referral (i.e., click-through advertising). Each advertiser will advertise on a fixed time period basis. In other words, each banner advertisement will stay on our website for a set period of time. We will also encourage sponsorship advertising which is typically long-term in nature. In sponsorship advertising, businesses purchase space on a website for a fixed monthly amount and customarily stay for a long period of time. We currently have sponsorship advertising on our website. Specifically, the following companies are currently advertising on our website:

o        Spirit Water Inn
o        Prairie Knights Marina
o        Spirit Lake Casino
o        Gibbion's Fiberglass
o        Wood land Resort
o        Dakota Tackle
o        Dosch's Guide Service
o        East Bay Campground
o        Ed's Bait Shop
o        Jensen's Resort
o        Lakeview Lodge
o        Lander's Conoco
o        6 Mile Corner
o        Whistling Wings Outfitters
o        Angler's Adventures & Outfitters
o        Mcquade Distributing

We feel our greatest advertising growth potential lies with advertising for small to medium size startup businesses. We plan to expand our advertising services to such businesses by explaining to our potential advertising clients that a small manufacturer trying to break into a market is faced with many obstacles. If a small, development stage company attempts to sell through the established retail network he must share a large percentage of revenue with the traditional and existing retail and distribution network. Moreover, the retail network typically does not provide the startup with product promotion or advertising. For a lesser percentage than would be charged in the traditional retail arena, we plan to place the company's product on our shopping cart. We will process the transaction and distribute the product, minus our commission. We believe that our advertising strategy coupled with our reduced commission, will make our advertising services attractive to the small, development stage company.

Our Business Strategy. Our objective is to expand the reach and depth of our Internet-based hunting and fishing information in North Dakota, Montana, South Dakota, Iowa, Wisconsin, Manitoba and Saskatchewan. We plan to increase the breadth of our services in the areas within which we now operate and, eventually, into other surrounding states, by expanding our staff as explained in the section entitled "Growth Strategy" below. We currently utilize TAO Interactive, a local Internet and web services company, to assist in the continued development of new services and features for our website. TAO Interactive has agreed to update and develop our database in order to increase our capacity to do business as well as allow us to offer a new, improved features and services. Since forming the relationship with TAO Interactive, we have paid them $9,225 for their services.

Our website is hosted by BTI-Net of Bismark. BTI-Net has agreed to provide us with all website hosting and support services on an as-needed basis. In exchange, we have agreed to provide BTI-Net with banner advertising on our website. Our agreement with BTI-Net is not memorialized in writing. However, we do not believe that our agreement with BTI-Net is critical to our business as we believe that if for some reason our relationship with BTI-Net is terminated, we could quickly find replacement services as there are numerous other similar service providers. Other than the terms specified above, there are no other material terms to our relationship with BTI-Net.

In furtherance of our business objectives, we are conducting the following activities:

o We are currently working with TAO Interactive to develop the technical foundation which we believe will enable us to efficiently expand our operations into other geographic areas.
o We are coordinating efforts with an independent marketing firm to further develop our advertising strategy in order to take advantage of pricing, overcome media skepticism, and to efficiently package our services. We are also in the process of developing unique strategies to offer initial advertising to new customers. We plan to include provisions in our advertising contracts which will allow us to encourage repeat advertising business. For instance, we plan on structuring our advertising contracts as short term contracts to allow ourselves flexibility in pricing and terms.
o We are diversifying our income sources. Our planned income source is three fold. First, we hope that we can continually increase revenue from advertising. Second, we are placing emphasis on our membership services by attempting to develop new ways of creating value for those members. Finally, we plan to market and sell outdoor-related merchandise on a commissioned basis.

We believe that the large websites within our industry receive a disproportional share of all the advertising revenue. In that regard, we believe that 3% of the Internet websites account for 95% of all Internet advertising spending. We believe that in order to compete with the larger websites, we will need to increase our customer base or page views. We believe that can accomplish this goal. We believe that in order to achieve our goals, we must have monthly page views of approximately 8-10 million a month. Since our rollout of our expanded database on December 17, 2001, we have increased page views to anywhere from 2.5 to 2.7 million page views a month. Page views, according to the Internet Advertising Bureau, are defined as the number of times a user requests a page that may contain a particular ad. A "page view" is indicative of the number of times an ad was potentially seen. The number of page views varies with the time of year. We realize that in order to meet our goal of 8-10 million page views a month, we will need to increase the area within which we market our services. Reaching our goals will depend on our access to working capital. If we are unable to generate additional working capital, our ability to reach these goals will be harmed.

We hope to accomplish the following within the next 6 months:

o Finalize all the agreements and arrangements necessary to hire and train new field staff members.
o    Secure long-term technical support for a centrally located database.
o Provide the types of services we currently provide to additional states in the Midwest.
o Expand our services to other states. All of the individual state pages will be serviced and controlled from a central location running one shopping cart software, one master banner server, and one advertising agency.

Growth Strategy. We hope to be the leading provider of online hunting and fishing information in the upper Midwest region. We hope to expand our base of registered subscribers and active users by improving the features of our website; and expanding the number of states within which we provide hunting and fishing information.

Additional Staff: Our first step in reaching our growth strategy will be a company-wide expansion that will allow us to generate more revenue.

We intend to:

o Hire a webmaster to expand our existing website capabilities. We believe that our website is user friendly and relatively simple to manage. The everyday management will be conducted by our current management. We believe that we will expend approximately $5,000 to hire a webmaster to expand our existing website capabilities. We anticipate that such funds will come from revenues generated from banner advertising and other revenues generated from our website. We hope that our revenues will eventually provide us with the funds to hire a webmaster. We do not plan to hire a webmaster until and unless we earn sufficient revenue to justify such an expense. We believe that until and unless we are able to increase our revenue production, we will continue to outsource our website development needs.
o Install state-of-the-art computers. We believe that eventually we will need to purchase and install additional computers to archive the information we collect. We anticipate that each computer will cost anywhere from $1,500 to $2,500 per computer, depending the cost of computers at that time and our memory needs. We plan to use revenues to purchase additional computers. There is not guarantee that we will be able to generate sufficient revenues to purchase additional computers. If we are not able to purchase additional computers, we believe that we can maintain our current revenue production with our current resources.
o Implement a full scale on-line marketing program designed to increase our brand name recognition and market presence. We will not start increasing our marketing expenditures until and unless we have available funds to do so. If we are earning sufficient revenues or are able to arrange for sufficient funding, we anticipate that we will expend approximately $5,000-12,000 per month on marketing expenses once we feel it is in the best interests of the company and its shareholders to increase our marketing expenditures. Our marketing efforts will include advertising our services in existing media, such as magazines, flyers, radio and local cable. We will need to generate additional funds to finance such activities. We may raise funds through revenues, the sale of our capital stock or through loans. However, there is not guarantee that we will increase our revenue production adequately to finance such marketing efforts. There is also no guarantee that we will be able to sell our capital stock or arrange for loans on favorable terms, or at all.
o Hire staff proficient in marketing, web design, web writing, clerical duties, customer service and computer technology. We anticipate that it will cost approximately $200,000 a year to hire a full staff. However, that will be the cost of a full staff. We do not believe we will have available funds to hire a full staff for at least the next 12 months. Due to lack of revenues, we will likely slowly hire staff or outsource our business requirements on an as-needed basis. We anticipate that funds for staffing will come from revenue production and, possibly, through the sale of our stock. It may be that we are able to hire staff which can provide more than one needed service. We will hire additional staff only if revenues permit. There is no guarantee we will ever earn sufficient revenue to retain additional staff.

Expanded Club House features: To increase Club House memberships, we are planning to add additional features. For example, we anticipate placing current Subscribers on a weekly email list whereby we can provide them with information that is not available to the general public. This includes tips, tricks and tactics for tournament fishing, and "how to" information and ideas. We also plan to host electronic seminars conducted by some of the nation's leading top professional anglers who excel at the local level. We will also strive to increase the value and accuracy of the information we provide by providing more specifics and more detail.

Regional expansion: To expand our coverage to adjacent upper Midwest states, we plan to research similar regional websites and instigate discussions intended to develop relationships and foster partnerships. We anticipate targeting similar websites in the following states during the following time periods:

======================================= =======================================
              State                                 Proposed Date
--------------------------------------- ---------------------------------------
             Nebraska                                  1-1-03
--------------------------------------- ---------------------------------------
             Michigan                                  6-1-03
--------------------------------------- ---------------------------------------
             Illinois                                  6-1-03
--------------------------------------- ---------------------------------------
            Minnesota                                  7-1-04
======================================= =======================================

We anticipate that entering into relationships with websites servicing these areas will allow us to expand our customer list and will give us much broader geographic exposure. We hope that by means of such relationships, we will be able to offer a wider variety of material to our website visitors and subscribers. We believe that adding additional features focused on information particular to other states in the upper Midwest region will result in an immediate increase in activity on our website. We also hope that having access to customer lists of other websites will lead to increased Club House memberships, advertising and product marketing resulting in increased revenues. We anticipate that we will need to expend approximately $3,000 to expand into each of the aforementioned locations. We believe that the necessary funds for such expansion will come from revenues generated from membership fees and advertising revenues.

Online shopping mall: We also anticipate developing a virtual shopping mall known as an "e-mall" on our website. We hope the e-mall will be a showcase for new and unique hunting and fishing products. Because of the nature of hunting and fishing, we believe that hunting and fishing enthusiasts, depending on the type of hunting or fishing, identify, use and are faithful to particular products which suit their particular needs. We believe that sometimes hunters and fishermen develop their own unique products to fit their needs. However, there really is no particular forum for such individuals to market their unique products. We hope to provide several services to these smaller clients. For example, we hope to provide a forum for the inventor to sell their product in our proposed e-mall. We hope to establish merchant credit card services to facilitate the buying and selling of products. Inventors will be able to showcase their product on a professional- looking web page design by us as well as have access to targeted web advertising through Club House memberships and tournament sponsorships. We will charge a fee for posting information about particular products. We have not decided whether to charge a flat fee or a fee based on the sales price of the product. Our plans for an e-mall are preliminary and we have not yet perfected a revenue model.

Advertising and marketing. Currently, our marketing has consisted of word of mouth advertising. Specifically, we encourage our officers and directors to "tell a friend" about our website and services. We also encourage visitors on our website to "tell a friend". We hope that our officers, directors and customers will tell their families, friends and business associates about our website, thereby increasing our website traffic. Our target demographic consists of outdoor enthusiasts in North Dakota, Montana, South Dakota, Iowa, Wisconsin, Manitoba and Saskatchewan, particularly hunters and anglers. We attempt to attract these enthusiasts by providing specific information, featuring information related to hunting and fishing. We have also registered our website with Internet search engines which post the link to our website when a relevant search is made by an Internet user.

As we strive to expand our service areas, we believe that it will become even more critical to ensure that our website becomes known in the fishing and hunting circles beyond North Dakota. To facilitate our expansion, we plan to register our website with additional search engines. We hope that eventually our website will appear at or near the top of relevant searches. However, that will only happen if we are able to register with additional search engines. We will need to pre-fund the placement of the website with the search engines. Specifically, we anticipate that we will hire a company which will assist us in developing a set of key phrases that will increase the appearance of our website when certain Internet searches are conducted. We anticipate that such a company will assist us in developing popular words and phrases which will increase our chance of attracting users to our website. Typically, these companies create optimized web pages, provide consultation on the best search engines, submit our website to major directories, submit the optimized web pages to search engines, and monitor search results to allow for changes in web pages. The cost of such services depends on the number of placements and rank of those placements promised by the service provider. Depending on which company we use, our cost will likely be: Initial Campaign Cost of approximately $4,000; Submission Fees of approximately $1,000; and monthly maintenance and reporting fees of approximately $500. The pre-fund will be the setup cost of approximately $5,000. If we are not able to raise the necessary funds to pay for additional search engine registration, if will be more difficult for us to increase our website awareness.

Because our history is brief, we believe our marketing strategy needs to be focused on profitability and revenue as quickly as possible in order to build credibility with customers and advertisers. To achieve this, we will format our website to appeal to the "ideal visitor." The ideal visitor is the person who not only will visit the website the most, but is also the visitor who will be interested in our proposed e-mall. We hope to identify the "ideal visitor" through a focused building process. As users and Club House subscribers visit our website, we will attempt to collect data such as age, marital status, income, and fishing and hunting interests. We will collect the data and evaluate it based on the identified factors. From the data, we hope trends will emerge about visiting patterns, shopping patterns, and the most viable sources of potential revenue. We anticipate that the data collection process will give us an indication of the type of user visiting our website as well as identify the types of products which will attract the most visitors.

Competition. The market for hunting and fishing information is competitive. We currently compete with a number of sources which provide information to hunters and anglers, including, but not limited to, almanacs, newspapers, sporting magazines, sporting goods shops and stores as well as websites similar to ours. For example, similar information is provided by the North Dakota Fish and Game Department, the North Dakota State Government, the North Dakota Travel and Tourism Board, cities, counties and local chambers of commerce, magazines and associations devoted to outdoor enthusiasts, as well as local North Dakota resorts. Several of these entities have substantially greater resources and better name recognition than we do. There are several competitors who offer services similar to those we currently offer. One of our main competitors is Walleye Central.com which we estimate has roughly 90% of the current market share. Walleye Central.com is currently a much larger and more extensive website than ours.

Government Regulation. Online commerce is new and rapidly changing, and federal and state regulations relating to the Internet and online commerce are relatively new and evolving. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted to address issues such as user privacy, pricing, content, copyrights, distribution, antitrust matters and the quality of products and services. The adoption of these laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of our website and could otherwise harm our business. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain. Most of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues of the Internet. New laws applicable to the Internet may impose substantial burdens on companies conducting online commerce. In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws in the United States and abroad.

Taxing authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes. The adoption of any of these laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our memberships or web-based advertising, increase operating costs and otherwise harm our business, results of operations and financial condition. To date, we have not spent significant resources on lobbying or related government affairs issues, but we may need to do so in the future.

We might also be subject to regulation not specifically related to the Internet, such as laws affecting the telecommunications industry. For example, several telecommunications carriers have asked the FCC to regulate transmissions over the Internet. Due to the increasing use of the Internet and the burden it has placed on the telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet and online service providers and to impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. In this event, our margins could be negatively impacted.

Intellectual Property. We may rely on a combination of patents, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and name recognition are essential to establishing and maintaining a leadership position as a web-based provider of fishing and hunting information. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot guaranty that our intellectual property will be successfully protected, or if protected, that it will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to us or that any of our pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued on substantially the same basis as the claims we seek, if at all. We cannot guaranty that others will not develop technologies that are similar or superior to our technology or design around the intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

We currently own the web domain name www.fishingbuddy.com. Currently, the acquisition and maintenance of domain names is regulated by governmental agencies such as the U.S. Department of Commerce and their designees, such as Internet Corporation for Assigned Names and Numbers (ICANN). The regulation of domain names in the U.S. and in foreign countries has recently changed. These changes include the introduction of additional top-level domains such as ".us" for United States and ".au" for Australia. As a result, others may obtain domain names which are similar to ours, which could cause confusion among web users trying to locate our site. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to ours. The acquisition of similar domain names by third parties could cause confusion among web users attempting to locate our site and could decrease the value of our name and traffic on our site.

Our Research and Development. We are not currently conducting any research and development activities other than the development of our website. We do not anticipate conducting such activities in the near future.


Employees. As of January 9, 2003, we had two part-time employees, Dean Mostad and Scott Radig, former owners and the founders of Fishing Buddy LLC. In July 2001, we entered into employment contracts with Messrs. Mostad and Radig. Pursuant to their employment agreements, Mr. Mostad and Mr. Radig are each required to work at least four hours per week training our officers. The term of each employment agreement is one year and each agreement provides for Mr. Mostad and Mr. Radig to earn a monthly salary of $500. The employment agreements also entitle Mr. Mostad and Mr. Radig to a bonus of $10,000 payable upon the completion of the one-year term. The employment agreements are attached hereto as a material contract. We do not currently anticipate that we will hire any additional employees in the next six months, unless we generate sufficient revenues to justify such an expense. We do not anticipate generating significant revenue within the next six months. From time-to-time, we anticipate that we will use the services of independent contractors and consultants to support our business development. We believe our future success depends in large part upon the continued service of our senior management personnel and our ability to attract and retain highly qualified technical and managerial personnel.


Facilities. Our administrative offices are located at 2870 Warwick Loop, Bismarck, North Dakota, 58504. The space is 224 square feet and is used as an office space and for storing our advertising materials including, but not limited to, hats, shirts and stickers.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------

On June 5, 2001, we incorporated in Nevada. On July 5, 2001, we acquired all of the assets of Fishing Buddy LLC, a North Dakota limited liability company that was owned by Scott Mostad and Dean Radig in exchange for $59,174, plus 10% royalties on the gross income for a period of two years.

For the twelve month period ending December 31, 2000 and the twelve month period ended December 31, 2001.
--------------------------------------------------------------------------------

Liquidity and Capital Resources. We had cash of $1,480 as of December 31, 2001. Our total current assets were approximately $1,906 as of December 31, 2001. Accounts receivable represented approximately $426 of our total current assets. Based on our recent history, we believe that we will collect those receivables in a timely fashion. Our total expenses for the 12 month period ending December 31, 2001, were $92,911. The majority of those expenses were for consulting services, professional fees and operating expenses. Specifically, we paid Viper Ventures a total of $35,000 in professional fees. Viper Ventures provided us with business services related to our business development and potential business opportunities. We do not believe such expenses will be recurring. We believe that if our expenses exceed our revenue production, cash reserves and collected accounts receivable, that our officers and directors will assist us in paying our expenses as long as they own a significant portion of our total issued and outstanding stock. None of our officers or directors is obligated to pay our expenses, however. Our total assets were approximately $49,930, of which our website represented approximately $25,980, less accumulated depreciation of $5,456, for total fixed assets of $20,524. Our net tangible assets represented $27,500, which includes the value of our website.

Our total liabilities were approximately $61,588 as of December 31, 2001. Our liabilities included a long-term note payable for $30,000 in a note payable to a related party, $29,174 in another note payable, less current portion of $29,174 for a net total long term liabilities of $30,000. We purchased the website for a total purchase price of $59,174 plus 10% royalties on the gross income for a period of two years. The website was valued with reference to the content of the website and the historical revenues. The following formula was used: value of website itself with reference to the content and labor $25,980; cash $3,194; and intangible assets $30,000. The intangible assets include customer base, domain name and other assets. We agreed to pay the former owners of Fishing Buddy LLC a total of $37,000 (which includes interest at 8%) in a note payable. There were a total of 2 notes to the former owners. We agreed to pay $1,000 a month on one of the notes for 12 months for a total of $12,000. Then, at the end of 18 months, we agreed to pay the holders $25,000. The note will mature on December 5, 2002.

The other note payable is to Douglas Hermanson, our vice-president, secretary and a director. Mr. Hermanson loaned us $30,000, $25,000 of which was used for part of the purchase price of the website. That loan was made to us in or around July 2001 and was paid directly to Messrs. Radig and Mostad. There are two notes representing the $30,000 debt. One note is for $25,000, bears interest at 10% and matures on July 5, 2003. The other note to Mr. Hermanson is for $5,000 with an interest rate of 10% and matures on August 1, 2003. The $5,000 was loaned to us in August 2001 and was used for start-up expenses such as purchasing office supplies.

We hope to pay off the notes with revenues generated from our business activities. If we cannot generate sufficient revenues to pay off the notes, we may be forced to sell additional shares of our stock or make other arrangements for funds. There is no guarantee that we will be able to generate sufficient revenues to pay off the notes. Other than those loan payments for the purchase of the website, we do not have any material commitments for capital expenditures.

Results of Operations.
----------------------

Revenues. For the twelve month period ended December 31, 2001, we earned $21,572 in revenues compared to $18,775 in revenues for the corresponding period in 2000.

Operating Expenses. For the twelve month period ended December 31, 2001 our total expenses were approximately $92,991, including $2,414 in interest expense, $9,400 in consulting expenses, $7,956 in depreciation and amortization, $42,400 in professional fees and $30,821 in operating expenses. Our total expenses for the corresponding twelve month period in 2000 were $17,087. The increase in expenses over the corresponding periods was primarily due to an increase in interest expense due to the outstanding notes, increase in non-recurring consulting expenses, increase in professional fees, some of which we believe are non-recurring, increase in depreciation and amortization of our assets and increased operating expenses. For the twelve month period ended December 31, 2001, we experienced net loss of approximately $71,419 compared to net income of $1,688 for the corresponding period in 2000. We experienced a net loss for the twelve month period ended December 31, 2001 compared to net income during the corresponding period in 2000 primarily due to our increased expenses discussed above.

For the nine month period ending September 30, 2002.
----------------------------------------------------

Liquidity and Capital Resources. We had cash of $3,077 as of September 30, 2002. Our total current assets were approximately $40,856 as of September 30, 2002. We did not have any accounts receivable on September 30, 2002. Our total expenses for the 9 month period ending September 30, 2002, were $21,948, which equates to approximately $2,438 per month. Our revenues for that period were approximately $13,118 which amounts to approximately $1,500 a month which fell below our historical revenues. Our total revenues from June 5, 1997 to September 30, 2002 were $71,105. We believe that if our expenses exceed our revenue production and cash reserves that our officers and directors will assist us in paying our expenses as long as they own a significant portion of our total issued and outstanding stock. None of our officers or directors is obligated to pay our expenses, however. Our total current assets as at September 30, 2002, included the value of our website which was valued on that date at approximately $25,980, less accumulated depreciation of $11,951, for total fixed assets of $14,029.

Our total liabilities were approximately $63,510 as of September 30, 2002. Our liabilities included a long-term note payable for $47,000 in a note payable to a related party, $13,261 in another note payable, less current portion of $13,261 for a net total long term liabilities of $47,000.

The implementation of our proposed business plan and repayment of our debt will negatively affect our liquidity as we will need to direct funds towards expanding our operations and paying back our debt. We hope to pay off the notes with revenues generated from our business activities. If we cannot generate sufficient revenues to pay off the notes, we may be forced to sell additional shares of our stock or make other arrangements for funds. There is no guarantee that we will be able to generate sufficient revenues to pay off the notes. Should we fail to see a significant increase in our revenues during the next 12 months we anticipate that the activities we propose to implement will be limited to marketing our website and services within the areas we currently operate. In short, if we are not able to increase our revenues or raise funds from the sale of our stock or other alternative sources, we will not be able to expand our operations. As a result, our activities will be limited to our current business activities. If we do not have access to additional funds, we will not be able to expand our operations. If we are not able to generate sufficient funds to continue to pay our expenses, including payments on our debt, we could be forced to liquidate the company. If we are forced to liquidate the company, our shareholders will likely lose their entire investment in us. Other than those loan payments for the purchase of the website, we do not have any material commitments for capital expenditures.


Results of Operations.
----------------------


Revenues. For the nine-month period ended September 30, 2002, we earned $13,118 in revenues compared to $72,105 in revenues for the period from June 5, 1997 to September 30, 2002.

Operating Expenses. For the nine-month period ended September 30, 2002 our total expenses were approximately $21,948, including $2,035 in consulting expenses, $8,080 in depreciation and amortization, $7,745 in professional fees and $4,088 in operating expenses. Our total expenses from June 5, 1997 to September 30, 2002 were $143,894. For the nine month period ended September 30, 2002, we experienced a net loss of approximately $8,830 compared to net loss of $71,789 for the period from June 5, 1997 to September 30, 2002. Our net loss includes depreciation expenses. Despite our net loss, our cash increased primarily because of a $1,000 loan made to us on March 6, 2002, by Douglas Hermanson, our vice president, secretary and a member of our board of directors. The loan has a maturity date of March 6, 2004 and bears interest at 10%.


[material deleted]
------------------

Our Plan of Operation for the Next Twelve Months. We have generated only negligible revenues from our operations. To effectuate our business plan during the next twelve months, we must continue to develop our website, market our services and develop our brand image. We are currently offering fishing and hunting information on our website as well as Club House Memberships. We intend to continue to develop and expand our services. We are also in the process of developing our website to facilitate the sale of outdoor products.

Within the next 12 months, we hope to:

          o Hire a webmaster to expand our existing website capabilities. We believe that we will expend approximately $5,000 to hire a webmaster to expand our existing website capabilities. We anticipate that such funds will come from revenues generated from banner advertising and other revenues generated from our website. We hope that our revenues will eventually provide us with the funds to hire a webmaster; however, our current revenue production is not sufficient to finance such a hiring. We do not plan to hire a webmaster until and unless we earn sufficient revenue to justify such an expense. Currently, we have neither the funds nor sufficient revenue stream to fund the hiring of a webmaster. We may never have sufficient funds or revenues. We believe that until and unless we are able to increase our revenue production, we will continue to outsource our website development needs.
          o Install state-of-the-art computers. We believe that eventually we will need to purchase and install additional computers to archive the information we collect. We anticipate that each computer will cost anywhere from $1,500 to $2,500 per computer, depending the cost of computers at that time and our memory needs. We plan to use revenues to purchase additional computers. Our current revenue stream is not sufficient to purchase additional computers. There is no guarantee that we will be able to generate sufficient revenues to purchase additional computers. If we are not able to purchase additional computers, we believe that we can maintain our current revenue production with our current resources.
          o Implement a full scale on-line marketing program designed to increase our brand name recognition and market presence. We will not start increasing our marketing expenditures until and unless we have available funds to do so. If we are earning sufficient revenues or are able to arrange for sufficient funding, we anticipate that we will expend approximately $5,000 per month on marketing expenses once we feel it is in the best interests of the company and its shareholders to increase our marketing expenditures. Our current revenue stream is not sufficient to finance a full-scale marketing plan. We will need to generate additional funds to finance such activities. We may raise funds through revenues, the sale of our capital stock or through loans. However, there is no guarantee that we will increase our revenue production adequately to finance such marketing efforts. There is also no guarantee that we will be able to sell our capital stock or arrange for loans on favorable terms, or at all.
          o Expand our services to other areas of the Midwest. As discussed earlier, we have expanded our services from North Dakota to Montana, South Dakota, Iowa, Wisconsin, Manitoba and Saskatchewan. Expanding the coverage of our fishing reports and website information has not been as costly as initially expected. In order to expand our service area to other Midwestern states, we anticipate that it will cost approximately $3,000. We intend to pay for expansion out of our revenues, if sufficient, or through the sale of our capital stock. However, there is no guarantee that we will increase our revenue production adequately to finance such expansion efforts. There is also no guarantee that we will be able to sell our capital stock. If we are not able to generate sufficient funds, we will not be able to expand.
          o oHire a firm to increase hits on our website. We estimate that it will cost approximately $5,000 a year to hire a firm specializing in increasing website awareness. We intend to pay for such services out of our revenues, if sufficient, or through the sale of our capital stock. However, there is no guarantee that we will increase our revenue production adequately to finance such expansion efforts. Our current revenue production is not sufficient to finance such plans. There is also no guarantee that we will be able to sell our capital stock. If we are not able to generate sufficient funds, we will not be able to arrange for such services.


We also have notes payable in the amount of approximately $60,261 as of September 30, 2002. We do not have the funds to satisfy the notes. We may never have sufficient funds to satisfy the notes. However, we intend to increase our revenue stream and raise sufficient capital to meet our obligations under the notes.

We had cash of $3,077 as of September 30, 2002. Based on our recent history, we believe that we will continue to earn revenues at or above the current level. Therefore, we believe that our available cash coupled with the revenue we expect to earn is sufficient to pay our day-to-day expenditures. Specifically, our total expenses for the 9 month period ending September 30, 2002, were $21,948, which equates to approximately $2,438 per month. Our revenues for that period were approximately $13,118 which amounts to approximately $1,500 a month which was above our historical revenues. Our total revenues from June 5, 1997 to September 30, 2002 were $72,105. Therefore, we believe that if we can continue to earn approximately $1,500 in revenues per month, coupled with our cash of $3,077, we can meet our expenses for approximately the next 3 months which we anticipate will be approximately a total of $7,314. We believe that if our expenses exceed our revenue production and cash reserves that our officers and directors will assist us in paying our expenses as long as they own a significant portion of our total issued and outstanding stock. None of our officers or directors is obligated to pay our expenses, however. We do not intend to expend funds on expanding our operations until and unless we have sufficient funds to do so. Therefore, unless we can increase our revenue stream and/or arrange for financing either through the sale of our stock or through borrowings, the 12 month goals specified in the immediately preceding paragraph will not significantly affect our operating results as we will not be expending significant funds in furtherance of those goals. We intend to pursue those goals as funds will allow. Our main objective is to build our business slowly all the while concentrating on expanding our operations and increasing our revenues. There is no guarantee that we will ever be able to increase our revenues.


Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We anticipate that we may need to raise additional capital to expand our operations. Such additional capital may be raised through public or private financing as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for our expenses. Our officers and directors own, in the aggregate, 51.28% of our total issued and outstanding common stock. We believe that our officers and directors will assist us in paying our expenses as long as they maintain a significant equity ownership in us. There is no guaranty that our officers and directors will maintain their equity ownership in us. Moreover, our officers and directors have not committed to pay our expenses and they are not obligated to pay our expenses. Therefore, we have not contemplated any plan of liquidation in the event that we do not generate revenues.

We are not currently conducting any research and development activities, other than the development of our website. We do not anticipate conducting such activities in the near future. We do not anticipate that we will purchase or sale of any significant equipment. In the event that we generate revenues needed to expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Description of Property
-----------------------

Property held by us. As of the date specified in the following table, we held the following property:


====================================== ========================================
                   Property                        September 30, 2002
-------------------------------------- ----------------------------------------
Cash                                                     $3,077
-------------------------------------- ----------------------------------------
Website, net                                             $14,029
====================================== ========================================


Our Facilities. Our office is located at 2870 Warwick Loop, Bismarck North Dakota 58504. Our office space is provided by our president, Kurt Schirado, for no charge. The space is 224 square feet and is used as an office space and for storing our advertising materials including, but not limited to, hats, shirts and stickers. We do not have a lease agreement with Mr. Schirado. We do not believe that he expects to be reimbursed for providing office space. Our database and website development and maintenance activities are provided by TAO Interactive at their place of business. We believe that our facilities are adequate for our current needs and that additional suitable space will be available on acceptable terms as required. We will likely need additional space should we be successful in expanding our business activities. We do not own any real estate.

Certain Relationships and Related Transactions
----------------------------------------------

Kurt Schirado, our President, Treasurer and one of our directors, currently provides office space to us at no charge. Mr. Schirado does not expect to be paid or reimbursed for providing office facilities.

Douglas Hermanson, our vice-president, secretary and a director, loaned us $30,000, $25,000 of which was used for part of the purchase price of the website. That loan was made to us in or around July 2001 and was paid directly to Messrs. Radig and Mostad. There are two notes representing the $30,000 debt.

One note is for $25,000, bears interest at 10% and matures on July 5, 2003. The other note to Mr. Hermanson is for $5,000 with an interest rate of 10% and matures on August 1, 2003. The $5,000 was loaned to us in August 2001 and was used for start-up expenses such as purchasing office supplies. On or about March 6, 2002, Mr. Hermanson made an additional $1,000 loan to us. The loan has a maturity date of March 6, 2004 and bears interest at 10%.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

o    disclose such transactions in prospectuses where required;
o disclose in any and all filings with the Securities and Exchange Commission, where required;
o    obtain disinterested directors' consent; and
o    obtain shareholder consent where required.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When this registration statement becomes effective, we will be a reporting company pursuant to the Securities Exchange Act of 1934. We will be required file annual, quarterly and periodic reports with the Securities and Exchange Commission. The public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are no shares that can be sold pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by security holders. The approximate number of holders of record of shares of our common stock is forty.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
o    a toll-free telephone number for inquiries on disciplinary actions;
o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
o such other information and is in such form including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

o    the bid and offer quotations for the penny stock;
o the compensation of the broker-dealer and its salesperson in the transaction;
o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our Chief Executive Officer and our other executive officers during the year ending December 31, 2002. Our Board of Directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

============================================ ======== ============== ============= ======================= =======================
Name and Principal Position                  Year        Annual       Bonus ($)         Other Annual       All Other Compensation
                                                       Salary ($)                     Compensation ($)
-------------------------------------------- -------- -------------- ------------- ----------------------- -----------------------
Kurt Schirado - President, Treasurer, and     2002    None               None               None                    None
a Director
-------------------------------------------- -------- -------------- ------------- ----------------------- -----------------------
Doug Hermanson - Vice-President, Secretary    2002    None               None               None                    None
and a Director
============================================ ======== ============== ============= ======================= =======================

Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our board of directors. Our directors who are not employees do not receive compensation for their services as directors.

Employment Contracts. We anticipate that we will enter into employment contracts with Kurt Schirado and Douglas Hermanson. However, we have not negotiated the specific terms and conditions of such contracts. In July 2001, we entered into employment contracts with Dean Mostad and Scott Radig. Pursuant to their employment agreements, Mr. Mostad and Mr. Radig are each required to work at least four hours per week training our officers. The term of each employment agreement is one year and each agreement provides for Mr. Mostad and Mr. Radig to earn a monthly salary of $500. The employment agreements also entitle Mr. Mostad and Mr. Radig to a bonus of $10,000 payable upon the completion of the one-year term. The employment agreements are attached hereto as a material contract.

Stock Option Plan. We anticipate that we will adopt a stock option plan, pursuant to which shares of our common stock will be reserved for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our board of directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our board of directors. The stock option plan and the stock option agreements will specify that options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant. We plan to prepare our stock option plan and agreements to conform with all applicable state and federal law. Other than the terms and conditions specified herein, we have not formulated any other terms or conditions of our stock option plan and stock option agreements.

Financial Statements
---------------------





                               FISHING BUDDY INC.


                                December 31, 2001

                               Clyde Bailey, P.C.
                           Certified Public Accountant
                            10924 Vance Jackson #404
                            San Antonio, Texas 78230
CLYDE BAILEY P.C.
------------------------------------------------------------------------------
                                                    Certified Public Accountant
                                                      10924 Vance Jackson #404
                                                      San Antonio, Texas 78230
                                                          (210) 699-1287(ofc.)
                                          (888) 699-1287  (210) 691-2911 (fax)

                                                                       Member:
                                                   American Institute of CPA's
                                                        Texas Society of CPA's
Board of Directors
Fishing Buddy Inc.


                          INDEPENDENT AUDITOR'S REPORT

I have audited the accompanying balance sheet of Fishing Buddy Inc. (Company) as of December 31, 2001 and the related statement of operations, statement of stockholders' equity, and the statement of cash flows for the years ended December 31, 2001 and 2000 and from June 5, 1997 to December 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

The Company is a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company is devoting all of its present efforts in securing and establishing a new business, and its planned principal operations have not commenced, and, accordingly, little revenue has been derived during the organizational period.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and the development period from June 5, 2001 to December 31, 2001 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has limited operations currently and suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. This is further explained in the Note 8 in the financial statements.


                                Clyde Bailey P.C.
San Antonio, Texas
January 22, 2002

                               Fishing Buddy Inc.
                        (A Development Stage Enterprise)
                                  Balance Sheet
                             As of December 31, 2001

                                   A S S E T S
                                   -----------
Current Assets
--------------
      Cash                                                            $          1,480
      Accounts Receivable                                                          426
                                                                     ------------------
             Total Current Assets                                                                      1,906

Fixed Assets:
-------------
      Website                                                                   25,980
      Less: Accumulated Depreciation                                            (5,456)
                                                                     ------------------
             Total Fixed Assets                                                                       20,524

Other Assets:
-------------
      Intangible Assets, net                                                    27,500
                                                                     ------------------
             Total Other Assets                                                                       27,500


             Total Assets                                                                 $           49,930
                                                                                          ===================

                              L I A B I L I T I E S
                              ---------------------
Current Liabilities
-------------------
      Accrued Interest                                                           2,414
      Current Portion - Notes Payable                                           29,174
                                                                     ------------------

             Total Current Liabilities                                                                31,588


Long-Term Liabilities
---------------------
      Note Payable - Related Party                                              30,000
      Note Payable                                                              29,174
      Less Current Portion                                                     (29,174)
                                                                     ------------------

             Total Long-Term Liabilities                                                              30,000
                                                                                          -------------------

             Total Liabilities                                                                        61,588

      Commitments and Contingencies                                                                        -

                      S T O C K H O L D E R S ' E Q U I T Y
                      -------------------------------------

    Preferred Stock                                                                                        -
      10,000,000 authorized shares, par value $.001
      no shares issued and outstanding
Common Stock                                                                                          11,700
      25,000,000 authorized shares, par value $.001
      11,700,000 shares issued and outstanding
Additional Paid-in-Capital                                                                            39,600
Deficit accumulated during the development stage                                                     (62,958)
                                                                                          -------------------

             Total Stockholders' Equity (Deficit)                                                    (11,658)
                                                                                          -------------------

             Total Liabilities and Stockholders' Equity                                   $           49,930
                                                                                          ===================



                The accompanying notes are integral part of the
                       consolidated financial statements.

                               Fishing Buddy Inc.
                        (A Development Stage Enterprise)
                             Statement of Operations


                                               ---------------------    --------------------     From 6/5/97
                                                            Twelve Months Ended                   (Initial)
                                                                 December 31                      to Dec 31
                                               ---------------------------------------------   ----------------
                                                       2001                    2000                 2001
                                               ---------------------    --------------------   ----------------
Revenues:
---------
       Revenues                                $             21,572     $            18,775    $        58,987

                                               ---------------------    --------------------   ----------------
            Total Revenues                     $             21,572     $            18,775    $        58,987

Expenses:
---------
       Interest Expense                                       2,414                       -              2,414
       Consulting Expenses                                    9,400                       -              9,400
       Professional Fees                                     42,400                                     42,400
       Depreciation and Amortization                          7,956                       -             13,122
       Operating Expenses                                    30,821                  17,087             54,609
                                               ---------------------    --------------------   ----------------

            Total Expenses                                   92,991                  17,087            121,945

            Net Income (Loss) from Operations  $            (71,419)    $             1,688    $       (62,958)

Provision for Income Taxes:
---------------------------
       Income Tax Benefit                                         -                       -                  -
                                               ---------------------    --------------------   ----------------

            Net Income (Loss)                  $            (71,419)    $             1,688    $       (62,958)
                                               =====================    ====================   ================


Basic and Diluted Loss Per Common Share                       (0.01)                   0.00              (0.01)
                                               ---------------------    --------------------   ----------------

Weighted Average number of Common Shares                  8,400,000               7,300,000          7,540,000
                                               =====================    ====================   ================

       used in per share calculations





                 The accompanying notes are integral part of the
                       consolidated financial statements.

                               Fishing Buddy Inc.
                        (A Development Stage Enterprise)
                        Statement of Stockholders' Equity


                                                                                                  Deficit
                                                                                                Accumulated
                                                          $0.001            Paid-In             during the          Stockholders'
                                      Shares            Par Value           Capital          Development Stage          Equity
                                 -----------------   -----------------  -----------------   -------------------  -----------------


   Balance, December 31, 1999                   -    $              -   $              -     $           6,773   $          6,773

    Net Income (Loss)                                                                                    1,688              1,688

                                 -------------------------------------------------------------------------------------------------
    Balance, December 31, 2000                  -                   -                  -                 8,461              8,461

    Stock Issuance for Services         7,300,000               7,300                  -                                    7,300

     Stock Issued for Cash              4,400,000               4,400             39,600                                   44,000

    Net Income  (Loss)                                                                                 (71,419)           (71,419)

                                 -----------------   -----------------  -----------------   -------------------  -----------------

   Balance, December 31, 2001          11,700,000              11,700             39,600               (62,958)           (11,658)
                                 =================================================================================================




                 The accompanying notes are integral part of the
                       consolidated financial statements.

                               Fishing Buddy Inc.
                        (A Development Stage Enterprise)
                             Statement of Cash Flows

                                                          ------------------------    --------------------       From 6/5/01
                                                                        Twelve Months Ended                       (Initial)
                                                                              December 31                         to Dec 31
                                                          ------------------------------------------------    -------------------
                                                                   2001                      2000                    2001
                                                          ------------------------    --------------------    -------------------

    Cash Flows from Operating Activities:

         Net Income (Loss)                                $               (71,419)    $             1,688     $          (62,958)

         Changes in operating assets and liabilities:
                 Depreciation and Amortization                              7,956                       -                 13,122
                 Stock for Services                                         7,300                       -                  7,300
                 Accounts Receivble                                          (426)                    872                   (426)
                 Accrued Interest                                           2,414                       -                  2,414
                                                          ------------------------    --------------------    -------------------

                 Total Adjustments                                         17,244                     872                 22,410
                                                          ------------------------    --------------------    -------------------

    Net Cash (Used in) Provided From                      $               (54,175)    $             2,560     $          (40,548)
        Operating Activities

    Cash Flows from Investing Activities:

         Website                                                          (50,814)                (10,332)               (61,146)
                                                          ------------------------    --------------------    -------------------

    Net Cash Used in Investing Activities                 $               (50,814)    $           (10,332)    $          (61,146)
                                                          ------------------------    --------------------    -------------------


    Cash Flows from Financing Activities:

         Note Payable                                                      59,174                       -                 59,174
         Common Stock                                                      44,000                       -                 44,000
                                                          ------------------------    --------------------    -------------------

    Net Cash Provided for Financing Activities            $               103,174     $                 -     $          103,174
                                                          ------------------------    --------------------    -------------------

    Net Increase (Decrease) in Cash                       $                (1,815)    $            (7,772)    $            1,480

    Cash Balance,  Begin Period                                             3,295                  11,067                      -
                                                          ------------------------    --------------------    -------------------

    Cash Balance,  End Period                             $                 1,480     $             3,295     $            1,480
                                                          ========================    ====================    ===================

                                                                                                               $               -
    Supplemental Disclosures:
         Cash Paid for interest                           $                     -     $ -                      $               -
         Cash Paid for income taxes                       $                     -     $ -                      $               -
         Stock for Services                               $                 7,300                       -      $           7,300





                 The accompanying notes are integral part of the
                       consolidated financial statements.

                               Fishing Buddy Inc.
                          Notes to Financial Statements

Note 1  -  Summary of Significant Accounting Policies

Organization
------------
Fishing Buddy Inc. ("the Company") was incorporated under the laws of the State of Nevada on June 5, 2001 for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of Nevada. The company has a total of 35,000,000 authorized shares with a par value of $.001 per share and with 11,700,000 shares issued and outstanding as of December 31, 2001. The Company has designation 10,000,000 as preferred stock and 25,000,000 as common stock. Both classes of stock have a par value of $.001. The fiscal year end will be December 31.

Principles of Consolidation
---------------------------
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Fishing Buddy, LLC, a North Dakota limited liability company. All significant inter-company transactions have been eliminated in consolidation.

Development Stage Enterprise
----------------------------
The Company is a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company is devoting all of its present efforts in securing and establishing a new business, and its planned principal operations have not commenced.

Federal Income Tax
------------------
The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION PLANS The Company accounts for all transactions under which employees, officers and directors receive shares of stock or options in the Company in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"), under which no compensation cost is recognized. The Company adopted

                               Fishing Buddy Inc.
                          Notes to Financial Statements

Note 1  -  Summary of Significant Accounting Policies (con't
------------------------------------------------------------
Statements of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," for disclosure purposes, and has adopted the proforma disclosure requirements of SFAS 123. Accordingly, no compensation has been recognized in the results of operations for the employee, officers and directors stock plan other than for options issued at an exercise price below market price, to non- employees for consulting services or to debt providers that had stock or options attached.
Accounting Method

The Company's financial statements are prepared using the accrual method of accounting. Revenues are recognized when consulting engagements have been earned and completed and expenses when incurred on the related consulting engagements. Fixed assets are stated at cost. Since the consulting engagements are usually less than one year, the Company recognizes its revenues when the engagements are completed. The Company uses the completed contract method rather than the percentage of completion method of accounting for revenue because the difference is immaterial both on an annual and quarterly basis. This method is used because the typical contract is completed in six months or less and does not contain a refund provision in the contract. An engagement is considered complete when all costs except insignificant items have been incurred. Revenues from time contracts are recognized currently as the work is performed. Losses on contract are recognized by expensing the actual expenses on the completed job. The Company's jobs are consulting jobs and any recognition of losses are recognized in accordance with SFAS 5 which requires that losses are recognized when the loss is probable and can be reasonably estimated. Depreciation and amortization using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

The Company adopted the U.S. Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin 101, "Revenue Recognition" ("SAB 101"), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. The adoption of SAB 101 did not have a material effect on the Company's business, financial condition, results of operations or cash flows. The Company believes that SAB 101 has been followed in the recognition of revenues.

Earnings per Common Share
-------------------------
The Company adopted Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods.

Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year.

Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

                               Fishing Buddy Inc.
                          Notes to Financial Statements


Note 1  -  Summary of Significant Accounting Policies (con't
------------------------------------------------------------
Comprehensive Income
--------------------

Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No.130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

Segments of an Enterprise and Related Information
-------------------------------------------------
Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has evaluated this SFAS and does not believe it is applicable at this time.

Goodwill and Other Intangible Assets
-------------------------------------
In July 2001, the Financial Accounting Standards Board issued Statements of Financial Standards ("SFAS") No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 established accounting and reporting standards for business combinations and eliminates the pooling-of-interests method of accounting for combinations for those combinations initiated after July 1, 2001. SFAS No, 141 also includes new criteria to recognize intangible assets separately from goodwill. SFAS No. 142 establishes the accounting and reporting standards from goodwill and intangible lives. Goodwill and intangibles with indefinite lives will no longer be amortized, but, alternatively will be reviewed periodically for indicators of impairment. Separate intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The Company does not anticipate that the adoption of SFAS No. 141 and SFAS No. 142 will have a significant effect on its results of operations or financial position.

Note 2  -  Common Stock
-----------------------
A total of 7,300,000 shares of common stock were issued at the organization of the Company. The Company issued these shares of common stock to individuals as founders and expensed as consulting fees for a total of $7,300.

                               Fishing Buddy Inc.
                          Notes to Financial Statements



Note 2  -  Common Stock (con't)
-------------------------------
On October 12, 2001, the Company completed a "506" offering to 33 individuals for 4,400,000 shares of its common stock for a total of $44,000.

Note 3  -  Acquisition
----------------------
On July 5, 2001, the Company acquired 100% of the outstanding member interests in Fishing Buddy, LLC, "Fishing Buddy LLC". Fishing Buddy LLC developed and owned a web site under the domain name of "FishingBuddy.com".

The aggregate purchase price was $59,174 plus 10% royalties on the gross income for a period of two years. The 10% royalties will be expensed as incurred as normal operating expenses.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition.

         Website                     $25,980
         Cash                          3,194
         Intangible Assets            30,000
                                      ------

         Total Assets Acquired       $59,174
                                     =======

The $30,000 in acquired intangible assets have a weighted-average life of approximately 4 years. The intangible assets that make up that amount include customer base and domain name

Note 4  -  Notes Payable
------------------------
As part of the purchase agreement, the Company agreed to pay the former owners of Fishing Buddy LLC a total of $37,000 in a note payable. There are two notes that make up this amount. One, the Company agreed to pay $1,000 per month for a total of $12,000. At 18 months the Company agreed to pay the sellers $25,000. Although the note did not contain interest, the Company has imputed interest at the rate of 8% making the present value of the second note $22,174 and has accrued interest on the second note. The note will mature December 5, 2002.

An officer and director provided the initial payment for the website of $25,000. The note payable provides an interest rate of 10% and matures July 5, 2003. The same officer and director provided a loan for working capital in the amount of $5,000 that provided interest at the rate of 10% and matures August 1, 2003.

Note 5  -  Website Development Costs
------------------------------------
The Company has adopted "Financial Accounting Standards Board Emerging Task Force Consensus 00-2 (FASB EITF 00-2): Accounting for Website Development Costs." The adoption of this procedure relates to the accounting for costs of internal software, requires that costs of developing web applications and infrastructure, as well as cost of graphic development be capitalized, rather than the historical common practice of same period expense. Costs of website planning and operation continue to be expensed as normal.

                               Fishing Buddy Inc.
                          Notes to Financial Statements

Note 6  -  Related Parties
--------------------------
An officer and director provided the initial payment for the website of $25,000. The note payable provides an interest rate of 10% and matures July 5, 2003. The same officer and director provided a loan for working capital in the amount of $5,000 that provided interest at the rate of 10% and matures August 1, 2003.

The Company neither owns nor leases any real or personal property. An officer of the corporation provides office services without charge. Such costs are immaterial to the financial statements and accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may in the future become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

Note 7 - Income Taxes
---------------------
Deferred income taxes arise from temporary differences resulting from the Company's subsidiary utilizing the cash basis of accounting for tax purposes and the accrual basis for financial reporting purposes. Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from timing differences that are not related to an asset or liability are classified as current or non- current depending on the periods in which the timing differences are expected to reverse. The Company's previous principal temporary differences relate to revenue and expenses accrued for financial purposes, which are not taxable for financial reporting purposes. The Company's material temporary differences consist of bad debt expense recorded in the financial statements that is not deductible for tax purposes and differences in the depreciation expense calculated for financial statement purposes and tax purposes.

Note 8  -  Going Concern
------------------------
The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs that raise substantial doubt about its ability to continue as a going concern. The officers and directors will assist in the payment of the operating expenses as long as they maintain their stock ownership in us. However, the officers and directors are under no obligation to pay the expenses.

Note 9  -  Subsequent Events
----------------------------
There were no other material subsequent events that have occurred since the balance sheet date that warrants disclosure in these financial statements.

                               Fishing Buddy Inc.
                        (A Development Stage Enterprise)
                                  Balance Sheet


                                   A S S E T S
                                   -----------

                                                                          Sept 30            December 31
Current Assets                                                             2002                  2001
--------------                                                       ------------------   -------------------
      Cash                                                           $           3,077    $            1,480
      Accounts Receivable                                                            -                   426
                                                                     ------------------   -------------------
             Total Current Assets                                                3,077                 1,906

Fixed Assets:
-------------
      Website                                                                   25,980                25,980
      Less: Accumulated Depreciation                                           (11,951)               (5,456)
                                                                     ------------------   -------------------
             Total Fixed Assets                                                 14,029                20,524

Other Assets:
-------------
      Intangible Assets, net                                                    23,750                27,500
                                                                     ------------------   -------------------
             Total Other Assets                                                 23,750                27,500


             Total Assets                                            $          40,856    $           49,930
                                                                     ==================   ===================

                              L I A B I L I T I E S
                              ---------------------
Current Liabilities
-------------------
      Accrued Interest                                                           3,249                 2,414
      Current Portion - Notes Payable                                           13,261                29,174
                                                                     ------------------   -------------------

             Total Current Liabilities                                          16,510                31,588


Long-Term Liabilities
---------------------
      Note Payable - Related Party                                              47,000                30,000
      Note Payable                                                              13,261                29,174
      Less Current Portion                                                     (13,261)              (29,174)
                                                                     ------------------   -------------------

             Total Long-Term Liabilities                                        47,000                30,000
                                                                     ------------------   -------------------

             Total Liabilities                                                  63,510                61,588

      Commitments and Contingencies                                                                        -

                      S T O C K H O L D E R S ' E Q U I T Y
                      -------------------------------------

    Preferred Stock                                                                                        -
        10,000,000 authorized shares, par value $.001
        no shares issued and outstanding
Common Stock                                                                    11,700                11,700
        25,000,000 authorized shares, par value $.001
        11,700,000 shares issued and outstanding
Additional Paid-in-Capital                                                      39,600                39,600
Deficit accumulated during the development stage                               (71,789)              (62,958)
                                                                     ------------------   -------------------

             Total Stockholders' Equity (Deficit)                              (20,489)              (11,658)
                                                                     ------------------   -------------------

             Total Liabilities and Stockholders' Equity              $          43,021    $           49,930
                                                                     ==================   ===================




                 The accompanying notes are integral part of the
                       consolidated financial statements.

                               Fishing Buddy Inc.
                        (A Development Stage Enterprise)
                             Statement of Operations



                                                           ---------------------  ---------------------    ----------------
                                                              For three month         For nine month         From 6/5/97
                                                               Period ending          Period ending           (Initial)
                                                                  Sept 30                Sept 30             to Sept 30
                                                            ---------------------  ---------------------   ----------------
                                                                    2002                   2002                 2002
                                                            ---------------------  ---------------------   ----------------
Revenues:
---------
       Revenues                                             $                  -   $             13,118    $        72,105

                                                            ---------------------  ---------------------   ----------------
            Total Revenues                                  $                  -   $             13,118    $        72,105

Expenses:
---------
       Interest Expense                                                                                              2,414
       Consulting Expenses                                                     -                  2,035             11,435
       Professional Fees                                                       -                  7,745             50,145
       Depreciation and Amortization                                       2,165                  8,080             21,203
       Operating Expenses                                                      -                  4,088             58,697
                                                            ---------------------  ---------------------   ----------------

            Total Expenses                                                 2,165                 21,948            143,894

            Net Income (Loss) from Operations               $             (2,165)  $             (8,830)   $       (71,789)

Provision for Income Taxes:
---------------------------
       Income Tax Benefit                                                      -                      -                  -
                                                            ---------------------  ---------------------   ----------------

            Net Income (Loss)                               $             (2,165)  $             (8,830)   $       (71,789)
                                                            =====================  =====================   ================

Basic and Diluted Loss Per Common Share                                    (0.00)                 (0.00)             (0.01)
                                                            ---------------------  ---------------------   ----------------

Weighted Average number of Common Shares                              11,700,000             11,700,000         10,500,000
                                                            =====================  =====================   ================
       used in per share calculations


                 The accompanying notes are integral part of the
                       consolidated financial statements.

                               Fishing Buddy Inc.
                        (A Development Stage Enterprise)
                             Statement of Cash Flows

                                                           ------------------------        --------------------
                                                               For nine month                  From 6/5/97
                                                                Period ending                   (Initial)
                                                                   Sept 30                     to Sept 30
                                                           ------------------------        --------------------
                                                                    2002                          2002
                                                           ------------------------        --------------------
    Cash Flows from Operating Activities:
    -------------------------------------
         Net Income (Loss)                                 $                (8,830)        $           (71,789)

         Changes in operating assets and liabilities:
                 Depreciation and Amortization                               8,080                      21,202
                 Stock for Services                                                                      7,300
                 Accounts Receivble                                            426
                 Accrued Interest                                              834                       3,249
                                                           ------------------------        --------------------

                 Total Adjustments                                           9,340                      31,751
                                                           ------------------------        --------------------

    Net Cash (Used in) Provided From  Operating Activities $                   510         $           (40,038)


    Cash Flows from Investing Activities:
    -------------------------------------
         Website                                                                                       (61,146)
                                                           ------------------------        --------------------

    Net Cash Used in Investing Activities                  $                     -         $           (61,146)
                                                           ------------------------        --------------------


    Cash Flows from Financing Activities:
    -------------------------------------
         Note Payable                                                                                   59,174
         Note Payable Related Party                                         17,000                      17,000
         Note Payments                                                     (15,913)                    (15,913)
         Common Stock                                                                                   44,000
                                                           ------------------------        --------------------

    Net Cash Provided for Financing Activities             $                 1,087         $           104,261
                                                           ------------------------        --------------------


    Net Increase (Decrease) in Cash                        $                 1,597         $             3,077

    Cash Balance,  Begin Period                                              1,480                           -
                                                           ------------------------        --------------------

    Cash Balance,  End Period                              $                 3,077         $        3,077  077
                                                           ========================        ====================

                                                                                           $                 -
    Supplemental Disclosures:
         Cash Paid for interest                            $                 2,035         $                 -
         Cash Paid for income taxes                        $                     -         $                 -
         Stock for Services                                $                     -         $             7,300




                 The accompanying notes are integral part of the
                       consolidated financial statements.

                              Fishing Buddy Inc.
                          Notes to Financial Statements

NOTE 1- BASIS OF PRESENTATION
-----------------------------

General
-------
The consolidated unaudited interim financial statements of the Company as of September 30,, 2002 and for the nine months ended September 30, 2002, included herein have been prepared in accordance with the instructions under the Securities Exchange Act of 1934, as amended, and Article 10 of Regulation S-X under the Securities Act of 1933, as amended. The December 31, 2001 Consolidated Balance Sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim consolidated financial statements.

In the opinion of management, the accompanying consolidated unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 2002, and the results of their operations for the nine months ended September 30, 2002 and from inception to September 30, 2002, and their cash flows for the nine months ended September 30, 2002 and from inception to September 30, 2002. The results of operations for such periods are not necessarily indicative of results expected for the full year or for any future period.

Organization
------------
Fishing Buddy Inc. ("the Company") was incorporated under the laws of the State of Nevada on September 5, 2001 for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of Nevada. The company has a total of 35,000,000 authorized shares with a par value of $.001 per share and with 11,700,000 shares issued and outstanding as of September 30, 2002. The Company has designation 10,000,000 as preferred stock and 25,000,000 as common stock. Both classes of stock has a par value of $.001. The fiscal year end will be December 31.

Principles of Consolidation
---------------------------
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Fishing Buddy, LLC, a North Dakota limited liability company. All significant inter-company transactions have been eliminated in consolidation.

                               Fishing Buddy, Inc.
                          Notes to Financial Statements

Note 1  -  Summary of Significant Accounting Policies (con't)
-------------------------------------------------------------
Accounting Method
-----------------
The Company's financial statements are prepared using the accrual method of accounting. Revenues are recognized when consulting engagements have been earned and completed and expenses when incurred on the related consulting engagements. Fixed assets are stated at cost. Since the consulting engagements are usually less than one year, the Company recognizes its revenues when the engagements are completed. The Company uses the completed contract method rather than the percentage of completion method of accounting for revenue because the difference is immaterial both on an annual and quarterly basis. This method is used because the typical contract is completed in nine months or less and does not contain a refund provision in the contract. An engagement is considered complete when all costs except insignificant items have been incurred. Revenues from time contracts are recognized currently as the work is performed. Losses on contract are recognized by expensing the actual expenses on the completed job. The Company's jobs are consulting jobs and any recognition of losses are recognized in accordance with SFAS 5 which requires that losses are recognized when the loss is probable and can be reasonably estimated. Depreciation and amortization using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

The Company adopted the U.S. Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin 101, "Revenue Recognition" ("SAB 101"), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. The adoption of SAB 101 did not have a material effect on the Company's business, financial condition, results of operations or cash flows. The Company believes that SAB 101 has been followed in the recognition of revenues.

Earnings per Common Share
-------------------------
The Company adopted Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods.

Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year.

Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation. The Company does not have any dilutive securities as of September 30, 2002.

Note 2 - Common Stock
---------------------
A total of 7,300,000 shares of common stock were issued at the organization of the Company. The Company issued these shares of common stock to individuals as founders and expensed as consulting fees for a total of $7,300.

On October 12, 2001, the Company completed a "506" offering to 33 individuals for 4,400,000 shares of its common stock for a total of $44,000.

                               Fishing Buddy, Inc.
                          Notes to Financial Statements



Note 3 - Commitment and Contingencies
-------------------------------------

The Company has not recognized any commitments or contingencies at this time.

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs that raises substantial doubt about its ability to continue as a going concern. The stockholders/officers and or directors have committed to advancing operating costs of the Company interest free


Note 4 - Subsequent Events
--------------------------

There are no subsequent events that warrant disclosure in these financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
-------------------------------------------------------------------------

In June 2001, our Board of Directors appointed Clyde Bailey, P.C., independent accountant, to audit our financial statements for the period from January 1, 2000 to December 31, 2000 and from January 1, 2001 to December 31, 2001. Prior to our appointment of Clyde Bailey, P.C. as our auditor, our financial statements had not been audited.

There have been no disagreements with our accountant since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by MC Law Group, located in Newport Beach, California.


                                     EXPERTS

Our financial statements for the period from January 1, 2000 to December 31, 2000 and from January 1, 2001 to December 31, 2001, appearing in this prospectus which is part of a Registration Statement have been audited by Clyde Bailey, P.C., and are included in reliance upon such reports given upon the authority of Clyde Bailey, P.C. as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
-----------------------------------------

Article Twelfth of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for:

o any breach of such officer's or director's duty of loyalty to us or our security holders;
o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
o any transaction from which such director derived any improper personal benefit.

Accordingly, our officers and directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Our Articles of Incorporation provide that we will indemnify our officers and directors to the extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provides that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our officers and directors.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

Articles III and IV of our Bylaws also provide that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. To be entitled to indemnification by us, such officer must have acted in good faith and in a manner such officer believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.


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


========================================= ==================== ================
Registration Fees                         Approximately                $415.80
----------------------------------------- -------------------- ----------------
Transfer Agent Fees                       Approximately                $650.00
----------------------------------------- -------------------- ----------------
Costs of Printing and Engraving           Approximately                $500.00
----------------------------------------- -------------------- ----------------
Legal Fees                                Approximately              $5,000.00
----------------------------------------- -------------------- ----------------
Accounting Fees                           Approximately              $3,500.00
========================================= ==================== ================

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In October 2001, we sold 4,400,000 shares of our common stock to thirty-three investors for $0.01 per share. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. We believe that each purchaser who was not an accredited investor has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment. Each investor was given adequate access to sufficient information about us to make an informed investment decision. There were no commissions paid on the sale of these shares. The net proceeds to us were $44,000.

On June 8, 2001, we issued 7,300,000 shares of our common stock to the following individuals in the amounts indicated: 2,000,000 shares of our common stock to Kurt Schirado, our President, Treasurer, and one of our directors; 2,000,000 shares of our common stock to Doug Hermanson, our Vice-President, Secretary and one of our directors; 2,000,000 shares of our common stock to Jason Wright, one of our directors; 350,000 shares of our common stock to Brent Geiss, one of our founding shareholders; 350,000 shares of our common stock to Michael J. Martin, one of our founding shareholders; 300,000 shares of our common stock to Cal Mees, one of our founding shareholders; and 300,000 shares of our common stock to Wade J. Vogel, one of our founding shareholders. However, on or about May 15, 2002, Cal Mees and Wade Vogel mutually agreed with us to cancel the 600,000 shares issued to Mr. Mees and Mr. Vogel as Mr. Mees and Mr. Vogel are unable to provide the agreed upon future services to us. Therefore, the total number of shares issued to promoters was 6,700,000. The specific services provided by those individuals are as follows:

o Kurt Schirado was issued 2,000,000 shares for performing and continuing to perform services related to our marketing efforts. Specifically, Mr. Schirado met with advertisers interested in advertising on our website, communicates and coordinates the website developers and researched potential new website content.
o Douglas Hermanson was issued 2,000,000 shares for his role in assisting our website members with their on-line needs as well as contributing to our ongoing website development. He also assisted us in writing our business plan.
o Jason Wright was issued 2,000,0000 shares of our common stock for his role in coordinating and organizing the articles which we post on our website. He also contributes to website content and is instrumental in assisting us to generate interesting and informational articles.
o Brent Geiss was issued 350,000 shares of our common stock in exchange for his assistance in formatting and developing our website.
o Michael Martin was issued 350,000 shares for his role in the photo gallery section of our website. He assisted, and continues to assist us, in generating photos for our photo gallery.

The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. The shares were issued in exchange for founders services provided to us, which were valued at $6,700.


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


Exhibits
--------

         Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

1.                         Underwriting Agreement (not applicable)

2.                         Purchase Agreement between Us and Fishing Buddy,
                           LLC*

3.1                        Articles of Incorporation*

3.2                        Bylaws*

5.                         Opinion Re: Legality*

8.                         Opinion Re: Tax Matters (not applicable)

10.1                       Non-Competition Agreement between Scott Radig, Dean
                           Mostad and Us*

10.2 Seller's Release between Dean Mostad, Scott Radig and Us*

10.3                       Employment Agreement between Us and Scott Radig*

10.4                       Employment Agreement between Us and Dean Mostad*

10.5                       Promissory Note for $25,000 between the Company and
                           Douglas Hermanson

10.6                       Promissory Note for $5,000 between the Company and
                           Douglas Hermanson

11.                        Statement Re: Computation of Per Share Earnings**

15.                        Letter on unaudited interim financial information
                           (not applicable)

23.1                       Consent of Auditors

23.2                       Consent of Counsel*

24. Power of Attorney is included on the Signature Page of the Registration Statement*

*        Filed as an exhibit to the original Registration Statement
**       Included in the financial statements

Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.  We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement or most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


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

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the city of Bismarck, North Dakota, on January 9, 2003.

                                   Fishing Buddy, Inc.,
                                   a Nevada corporation


                                   By:      /s/ Kurt Schirado
                                            -----------------------------------
                                            Kurt Schirado
                                   Its:     President, Treasurer and a director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


/s/ Kurt Schirado                                    January 9, 2003
--------------------------------------------         ---------------
Kurt Schirado
President, Treasurer and a director


/s/ Doug Hermanson                                   January 9, 2003
--------------------------------------------         ---------------
Doug Hermanson
Vice-President, Secretary and a director


/s/Jason Wright                                      January 9, 2003
--------------------------------------------         ---------------
Jason Wright
Director




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